UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-2

PSS WORLD MEDICAL, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

PSS WORLD MEDICAL, INC.

4345 Southpoint Boulevard

Jacksonville, Florida 32216

July 14, 2010

Dear Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of PSS World Medical, Inc., which will be held at 10:00 a.m., local time, on Tuesday, August 24, 2010, at the Marriott Hotel Jacksonville located at 4670 Salisbury Road, Jacksonville, Florida 32256.

The principal business of the meeting will be to: (i) elect three Class II directors to the Company’s Board of Directors to serve three-year terms expiring in 2013, (ii) ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year, and (iii) transact such other business as may properly come before the meeting or any adjournment thereof.

Whether or not you expect to be present at the meeting, we urge you to vote via the Internet, by telephone, or by returning the enclosed proxy card in the enclosed postage-paid envelope so that your shares may be represented at the meeting. If you decide to attend the meeting, you may, of course, revoke your proxy and personally cast your votes.

Sincerely yours,

Gary A. Corless	Delores M. Kesler
President and Chief Executive Officer	Chairman of the Board

PSS WORLD MEDICAL, INC.

4345 Southpoint Boulevard

Jacksonville, Florida 32216

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 24, 2010

The 2010 Annual Meeting of Shareholders (the “Annual Meeting”) of PSS World Medical, Inc., a Florida corporation (the “Company”), will be held at 10:00 a.m., Eastern Daylight Time, on Tuesday, August 24, 2010, at the Marriott Hotel Jacksonville located at 4670 Salisbury Road, Jacksonville, Florida 32256, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect three Class II directors to the Company’s Board of Directors to serve three-year terms expiring in 2013;

2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board has fixed the close of business on June 18, 2010 as the record date for the purpose of determining the shareholders of record entitled to notice of and to vote at the Annual Meeting and any and all adjournments and postponements thereof.

By Order of the Board of Directors,

Joshua H. DeRienzis
Vice President, General Counsel and Corporate Secretary

Jacksonville, Florida

July 14, 2010

PLEASE VOTE YOUR SHARES BY PROXY USING ONE OF THE FOLLOWING METHODS SO THAT YOUR SHARES WILL BE REPRESENTED WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING: (I) VOTE BY TELEPHONE OR VIA THE INTERNET USING THE INSTRUCTIONS ON YOUR PROXY CARD, OR (II) IF YOU HAVE REQUESTED TO RECEIVE PRINTED PROXY MATERIALS, COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

PSS WORLD MEDICAL, INC.

4345 Southpoint Boulevard

Jacksonville, Florida 32216

PROXY STATEMENT

Date, Time, and Place of Meeting

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of PSS World Medical, Inc., a Florida corporation (the “Company”), for use at its 2010 Annual Meeting of Shareholders to be held on Tuesday, August 24, 2010, at 10:00 a.m., Eastern Daylight Time, or at any postponements or adjournments thereof (the “Annual Meeting”). The purposes of the Annual Meeting are set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Marriott Hotel Jacksonville located at 4670 Salisbury Road, Jacksonville, Florida 32256. The Company’s mailing address and the location of its principal executive offices is 4345 Southpoint Boulevard, Jacksonville, Florida 32216.

Distribution and Electronic Availability of Proxy Material

The Securities and Exchange Commission (“SEC”) rules allow companies to furnish proxy materials to shareholders via the Internet. If you received a Notice of Internet Availability of Proxy Materials (“Notice”) by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. The Notice tells you how to access and review the Proxy Statement and our 2010 Annual Report to Shareholders, which includes the Annual Report on Form 10-K for the fiscal year ended April 2, 2010, including financial statements, as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, simply follow the instructions for requesting these materials included in the Notice.

The 2010 Notice of Annual Meeting and Proxy Statement and the 2010 Annual Report are available at www.ProxyVote.com.

The Notice was first provided, and these proxy solicitation materials and the Annual Report were first mailed and made available on the Internet, to all shareholders entitled to vote at the Annual Meeting on or about July 14, 2010.

Voting and Revocation of Proxies

Shareholders may vote either in person at the Annual Meeting or by proxy whether or not you attend the Annual Meeting. In order to vote by proxy you must either: (i) fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope, (ii) vote by telephone (instructions are provided on the proxy card and on the Notice), or (iii) vote by Internet (instructions are provided on the proxy card and on the Notice). If you choose to vote in person at the Annual Meeting, and you hold your shares through a securities broker in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

Any proxy may be revoked by sending in a proxy card with a later date, by casting a new vote via telephone or Internet, or by sending a written revocation to the Company’s Corporate Secretary at the address on the cover of this Proxy Statement. If you attend the Annual Meeting and want to vote in person, you can request that your previously submitted proxy not be used.

Record Date and Outstanding Common Stock

Shareholders of record at the close of business on June 18, 2010, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. As of the record date, 56,700,714 shares of common stock of the Company (“Common Stock”) were issued and outstanding and held by approximately 3,300 shareholders of record and approximately 13,400 beneficial holders.

Quorum, Abstentions, and Broker Non-Votes

Prior to the Annual Meeting, the Company will select one or more inspectors of election for the meeting. Such inspector(s) shall: (i) determine the number of shares of Common Stock represented at the meeting; (ii) determine the existence of a quorum and the validity and effect of proxies; (iii) receive, count, and tabulate ballots and votes; and (iv) determine the results thereof. The presence at the Annual Meeting, in person or by proxy, of a majority of the shares of Common Stock outstanding at the close of business on June 18, 2010, will constitute a quorum.

Abstentions and “broker non-votes,” if any, will be considered as shares present and entitled to vote at the Annual Meeting for purposes of determining the presence of a quorum, but will not be counted as votes cast for or against any given matter. A “broker non-vote” occurs when proxies are received from brokers or nominees who have not received instructions from the beneficial owners or other persons entitled to vote with respect to a matter on which brokers or nominees do not have discretionary power to vote. Brokers will only have discretion to vote on the ratification of the selection of KPMG LLP (“KPMG”) as the independent registered public accounting firm. Due to a recent SEC rule change, brokers will no longer have discretion to vote on your behalf on the election of directors. Therefore, for your vote to be counted in the election of directors, you now will need to communicate your voting decisions to your bank, broker or other holder of record before the date of the Annual Meeting.

Voting of Shares and Votes Required

Shareholders are entitled to one vote per share of Common Stock on all matters voted upon at the Annual Meeting. Shareholders do not have the right to cumulate their votes for directors and have no dissenters’ rights of appraisal in connection with any matter being presented at the Annual Meeting.

Assuming a quorum is present at the Annual Meeting, directors will be elected by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting, and a majority of the votes cast will be required to approve the ratification of KPMG as the independent registered public accounting firm for fiscal year 2011.

CORPORATE GOVERNANCE

Composition of the Board

The Company’s Board is elected by the shareholders to oversee the effectiveness of policy and decision-making both at the Board and management level, with a view to enhancing shareholder value over the long term. As of the date of this proxy, the Company’s Board consists of eight directors and is divided into three classes for election purposes. One class is elected at each annual meeting to serve for a three-year term.

Director Biographies and Qualifications

The current composition of the Board classes is as follows:

Class I—Directors With Terms Expiring At The 2012 Annual Meeting

JEFFREY C. CROWE has been a member of the Board since March 2007. Mr. Crowe currently serves on the Board of Directors of the following entities: Landstar System, Inc. (“Landstar”) (NasdaqGS: LSTR) (as Chairman Emeritus since December 2009 and Chairman from April 1991 to December 2009); SunTrust Banks, Inc. (NYSE: STI) (since April 2004); Silgan Holdings, Inc. (NasdaqGS: SLGN) (since May 1997); and the National Chamber Foundation (since November 1997). Mr. Crowe previously was the Chief Executive Officer of Landstar from April 1991 to June 2004 (and President from April 1991 to December 2001) and served on the Board of Directors of the following entities: the U.S. Chamber of Commerce (as Chairman from June 2003 to June 2004 and Vice Chairman from June 2002 to May 2003); the National Defense Transportation Association (as Chairman from October 1993 to July 2003); the National Surface Transportation Infrastructure Financing Commission (March 2007 to February 2009); and the United Way of Northeast Florida.

Mr. Crowe has extensive executive and management experience, including as the Chairman and Chief Executive Officer of a large publicly-traded transportation and logistics company. Mr. Crowe’s affiliation with the U.S. Chamber of Commerce and related organizations also provides valuable insight into issues affecting the Company and the economy. The Board believes this experience qualifies him to serve as a director.

STEVEN T. HALVERSON has been a member of the Board since December 2008. Mr. Halverson currently is the Chief Executive Officer of The Haskell Company, one of the largest design and construction firms in the United States, and serves on the Board of Directors of the following entities: CSX Corporation (NYSE:CSX); ACIG Insurance Co.; the Florida Council of 100; and the Florida Chamber of Commerce. Mr. Halverson also is a regent of St. John’s University. Mr. Halverson previously served as a Senior Vice President of M.A. Mortenson, an international construction firm.

As the sitting Chief Executive Officer of one of the largest companies in its industry, and through his relationships with key organizations in the state of Florida, Mr. Halverson provides broad leadership capabilities to the Board and insight and perspective on the economy in general. The Board believes this experience qualifies him to serve as a director.

Class II—Directors Nominated For Election At The 2010 Annual Meeting

GARY A. CORLESS has been a member of the Board since February 2010. Mr. Corless currently is President and Chief Executive Officer of the Company (since February 2010) and previously served as Executive Vice President and Chief Operating Officer since August 2005. From May 2002 to August 2005, Mr. Corless served as President of Physician Business, Physician Sales & Service, and Executive Vice President of the Company. From April 1999 to May 2002, Mr. Corless served as President of the Elder Care Business, Gulf South Medical Supply, leading the division to a dramatic rise in operational and financial performance over the three-year period. From April 1998 to April 1999, Mr. Corless served as Senior Vice President-Eastern Region of Diagnostic Imaging, a former subsidiary of the Company. Prior to that position, Mr. Corless served as the Company’s Vice President-Southern Region from April 1997 to April 1998. From 1996 to 1997, Mr. Corless served the Physician Business as a regional vice president of sales and operations, and, from 1990 to 1996, he held various leadership positions with the Company. Mr. Corless earned a Bachelor of Science in Finance from Florida State University.

Mr. Corless has over 20 years experience with the Company in various leadership capacities, including as Chief Executive Officer, Chief Operating Officer and as President of both of the Company’s major operating divisions. The Board believes this experience qualifies him to serve as a director.

MELVIN L. HECKTMAN has been a member of the Board of Directors since March 1998. Mr. Hecktman currently is President of Hecktman Management, an investment management and consulting firm. From May 1993 through March 1998, Mr. Hecktman served on the Board of Directors of Gulf South Medical Supply, Inc., a distributor of medical supplies to the long-term care industry acquired by the Company in March 1998. Mr. Hecktman was previously associated with United Stationers, Inc., a wholesaler of general business products, as an employee or director for 33 years and served as Vice Chairman from 1989 through August 1993. In addition, Mr. Hecktman previously served as a director of Intercraft Industries and was a partner of Commonwealth Capital Partners, a merchant banking group.

Mr. Hecktman is familiar with the Company as a long-standing director, and has extensive wholesale and distributor management experience. The Board believes this experience qualifies him to serve as a director.

DELORES M. KESLER has been a member of the Board since July 1993. In February 2010, Ms. Kesler was named Chairman of the Board after previously serving as Lead Independent Director since March 2007. Ms. Kesler currently is Chairman and Chief Executive Officer of Adium LLC, a capital investment company (since 1997), and serves on the Board of Directors of the following entities: The St. Joe Company (NYSE: JOE), a real estate operating company; and the Horatio Alger Association of Distinguished Americans, Inc. In 1997, Ms. Kesler founded the Kesler Mentoring Connection, a comprehensive resource center for mentoring organizations. Ms. Kesler was a founder of Accustaff, Inc. (formally MPS Group, Inc., now Adecco Group), a consulting and staffing company, and served as its Chairman and Chief Executive Officer from 1978 until 1997. Ms. Kesler previously served on the Board of Directors of the following entities: University of North Florida Foundation; the Northeast Florida Hospice Foundation; the National Association of Staffing Services; United Way of Northeast Florida; First Coast Chamber of Commerce; Jacksonville Educational Coalition; Florida Council of 100; and Heritage Bank of Florida.

Having built a large, successful organization, Ms. Kesler brings valuable entrepreneurial and organizational management skills. She also has substantial public company experience, including board leadership roles. The Board believes this experience qualifies her to serve as a director.

Class III—Directors With Terms Expiring At The 2011 Annual Meeting

CHARLES E. ADAIR has been a member of the Board since August 2002. Mr. Adair currently is a partner of Cordova Ventures, a venture capital fund management company, where he serves as a manager of venture capital funds (since 1993), and serves on the Board of Directors of Tech Data Corporation (NasdaqGS:TECD), a distributor of computers, peripherals, and software, and Torchmark Corporation (NYSE:TMK), a financial services holding company specializing in life and supplemental health insurance. Mr. Adair previously served on the Board of Directors of Performance Food Group Company, a food distributor, and was associated with Durr-Fillauer Medical, Inc., a pharmaceutical and medical products distribution company, where he served in various capacities, including President and Chief Operating Officer from 1981 until 1992. Mr. Adair is a certified public accountant and holds a Bachelor of Science degree in Accounting from the University of Alabama.

Mr. Adair is a financial expert whose accounting background and long service in executive and financial roles in the pharmaceutical distribution industry enable him to provide extensive knowledge in finance, management, operations, and risk. His experience as a director of other publicly traded distribution companies is also valuable. The Board believes this experience qualifies him to serve as a director.

ALVIN R. “PETE” CARPENTER has been a member of the Board since March 2005. Mr. Carpenter currently serves on the Board of Directors of the following entities: Regency Centers Corporation (NYSE:REG); Stein Mart, Inc. (NasdaqGS:SMRT); and Lender Processing Services, Inc. (NYSE:LPS). Mr. Carpenter previously served as Vice Chairman of CSX Corporation (NYSE:CSX) from July 1999 until his retirement in February 2001. He previously served as President and Chief Executive Officer of CSX Transportation from 1992 to July 1999 and was Executive Vice President-Sales and Marketing of CSX Transportation. Earlier in his career he held a wide variety of operating, planning, and sales and marketing positions, including trainmaster, superintendent of terminals, superintendent of operations, and division and regional manager. Mr. Carpenter also previously served on the Board of Directors of the following entities: Florida Rock Industries; Nations Bank; Barnett Bank, Inc.; American Heritage Life Insurance Company; Blue Cross & Blue Shield of Florida; and One Valley Bancorp of West Virginia. Mr. Carpenter served as Chairman of the Florida Council of 100 and is a member of various business and fraternal organizations. He chaired Governor Jeb Bush’s Commission on Workers’ Compensation Reform, served on Governor Bush’s Advisory Council on Base Realignment and Closure, and served as Chairman of the Board of the Jacksonville Symphony Orchestra during 2002 and 2003. Mr. Carpenter is a native of Mt. Vernon, Kentucky and a graduate of the University of Cincinnati where he earned a bachelor’s degree in political science.

Mr. Carpenter brings significant strategic and management experience from running large business units at a Fortune 500 company. In addition, having served on numerous public company boards, he brings valuable insight into how public companies should be managed. The Board believes this experience qualifies him to serve as a director.

STEPHEN H. ROGERS has been a member of the Board since August 2004. Mr. Rogers currently serves in an executive oversight role for Arthur Andersen LLP (“Andersen”). Mr. Rogers is a retired partner of Andersen, where he served as the managing partner of the Atlanta office and the southeastern region. Throughout his career with Andersen, Mr. Rogers had extensive experience serving large and complex public companies. Mr. Rogers was a member of the Board of Partners of Andersen Worldwide S.C. from September 2000 to August 2002, as well as Chairman of the Strategy and Investment Committee. In May 2005, Mr. Rogers joined Callaway Partners, an accounting professional services firm, as Chairman and Managing Partner. In July 2007, Callaway was acquired by Huron Consulting Group (“Huron”), and Mr. Rogers served as the Managing Director of Huron’s Southeast region and its Atlanta, Georgia office from July 2007 until September 2009. Mr. Rogers is a certified public accountant and holds a Bachelor of Science in Accounting from Indiana University.

Mr. Rogers is a financial expert, with service as a partner of a major public accounting firm and experience with large complex public companies. The Board believes this experience qualifies him to serve as a director.

Director Independence

The Board has approved a set of director independence criteria for evaluating the independence of the Company’s directors. The director independence criteria are consistent with those adopted as part of the Nasdaq Stock Market corporate governance listing standards (the “Nasdaq Listing Standards”) for independent directors, and, in the case of Audit Committee members, the SEC standards for independent Audit Committee members. The Board has affirmatively determined that each director, other than Mr. Corless (the Company’s President and Chief Executive Officer), is independent under those criteria. Therefore, seven of the eight directors of the Company are independent. An independent director serves as the Chairman of the Board and each committee of the Board. Interested parties, including shareholders, may communicate with directors through the process described in this Proxy Statement under the heading “Shareholder Communications with the Board of Directors.”

To promote open discussion among independent directors, the independent directors of the Board met in executive sessions during fiscal year 2010 during each regularly scheduled meeting of the Board. Ms. Kesler, who was named Chairman in February 2010, and was Lead Independent Director prior to that time, presided over these sessions.

Process for Identifying and Evaluating Potential Directors

The Corporate Governance Committee solicits and receives recommendations and reviews the qualifications of potential director candidates. After review, the Corporate Governance Committee recommends to the Board candidates for election at the annual meeting of the Company’s shareholders and candidates to fill vacancies on the Board. Potential director candidates may also be nominated by the Company’s shareholders and are similarly reviewed by the Corporate Governance Committee, which makes recommendations to the Board. Additional information about the process for nominating directors and stockholder nominations is described under “Corporate Governance Committee.”

Board Leadership Structure

The Board is responsible for reviewing its leadership structure. The Board believes that the Company and its shareholders are best served by maintaining the flexibility to have any individual serve as Chairman of the Board based on the best interests of the Company at a given point in time, rather than mandating a particular structure. In making this decision, the Board considers many factors, including the composition and experience of the directors, the Company’s corporate governance practices, and the Chief Executive Officer’s working relationship with the Board. From March 2007 until February 2010, the positions of Chief Executive Officer and Chairman were held by the same individual. In February 2010, in conjunction with the Chief Executive Officer transition that took place at that time, the Board determined that the positions of Chief Executive Officer and Chairman should be held by two separate individuals, at which time, the Board elected Ms. Kesler as Chairman of the Board and Mr. Corless as President and Chief Executive Officer of the Company. The decision to separate the roles of Chief Executive Officer and Chairman at that time was made in recognition of Ms. Kesler’s leadership role on the Board and to allow Mr. Corless to focus on his new role and responsibilities of serving as the Company’s Chief Executive Officer.

Board’s Role in Risk Oversight

The full Board oversees enterprise risk as part of its role in reviewing and overseeing the implementation of the Company’s strategic plans and objectives. The risk oversight function is administered both in full Board discussions and in individual committees that are tasked by the Board with oversight of specific risks as more fully described in the summary of each committee below. On a periodic basis, the Board and its committees receive information and reports from management on the status of the risks inherent to the Company’s business and those associated with its strategy and business plans.

Board Meetings

During fiscal year 2010, the Board held twelve meetings. In addition to those meetings, directors attended meetings of individual Board committees. Overall attendance for directors at Board and committee meetings was on average 93%, and no director attended fewer than 75% of the total meetings held in fiscal year 2010.

All directors are encouraged to attend each Annual Meeting of Shareholders of the Company. Where a director is unable to attend an Annual Meeting in person, but is able to do so by electronic conferencing, the Company will arrange for the director’s participation by means where the director can hear, and be heard, by those present at the meeting. All of the Company’s directors attended the 2009 Annual Meeting of Shareholders.

Committees of the Board

The Company’s Board has five standing committees. All of these committees include only independent directors, except for the Executive Committee, which typically includes the Company’s Chief Executive Officer:

•	Audit Committee

•	Compensation Committee

•	Corporate Governance Committee

•	Executive Committee

•	Strategic Planning Committee

The Board’s committees perform the following functions:

Audit Committee. This Committee reports to the Board regarding the appointment of the independent registered public accounting firm, the scope and results of annual audits and quarterly reviews, compliance with accounting and financial policies, and management’s procedures and policies relative to the adequacy of, and management’s assessment of, internal control over financial reporting. The Audit Committee also prepares the Report of the Audit Committee, which is included in this Proxy Statement. The Audit Committee operates under a written charter adopted by the Board, a copy of which can be found in the Corporate Governance section of the Company’s web site at www.pssworldmedical.com. The members of the Audit Committee are Messrs. Adair, Hecktman, and Rogers, with Mr. Adair serving as Chairman. The Board has determined that Messrs. Adair and Rogers are audit committee financial experts under the rules of the SEC and that each member of the Audit Committee is financially literate within the meaning of the Nasdaq Listing Standards. The Board also has determined that all members of the Audit Committee are independent for purposes of the applicable SEC rules and the Nasdaq Listing Standards. During fiscal year 2010, the Audit Committee held thirteen meetings.

Compensation Committee. This Committee reviews and approves salary, bonus, and other compensation for the Company’s executive officers. The Compensation Committee operates under a written charter adopted by the Board, a copy of which can be found in the Corporate Governance section of the Company’s web site at www.pssworldmedical.com. The members of the Compensation Committee are Ms. Kesler and Messrs. Carpenter and Crowe, with Mr. Carpenter serving as Chairman. The Board has determined that all members of the Compensation Committee are independent for purposes of the Nasdaq Listing Standards. During fiscal year 2010, the Compensation Committee held five meetings. Additional information regarding the Compensation Committee and its processes and procedures for the consideration and determination of executive compensation can be found in the “Compensation Discussion and Analysis” section of the Proxy Statement.

Corporate Governance Committee. The Corporate Governance Committee is responsible for identifying and recommending to the Board nominees for election to the Board, recommending Board committee structures and functions, assisting with self-evaluations conducted by the Board and its committees, and Chief Executive Officer succession planning. The Corporate Governance Committee charter can be found in the Corporate Governance section of the Company’s web site at www.pssworldmedical.com. The members of the Corporate Governance Committee are Ms. Kesler and Messrs. Halverson, Hecktman and Carpenter, with Mr. Halverson serving as Chairman. The Board has determined that all members of the Corporate Governance Committee are independent for purposes of the Nasdaq Listing Standards. During fiscal year 2010, the Corporate Governance Committee held eight meetings.

The Corporate Governance Committee evaluates candidates for the Board by reviewing their biographical information and qualifications. If the Corporate Governance Committee determines that a candidate is qualified to serve on the Board, such candidate is interviewed by at least one member of the Committee, the Chairman of the Board and the Chief Executive Officer of the Company. Other members of the Board also have an opportunity to interview qualified candidates. The Corporate Governance Committee then determines, based on the background information and the information obtained in the interviews, whether to recommend to the Board that the Company nominate the candidate for approval by the shareholders to fill a directorship. With respect to an incumbent director whom the Corporate Governance Committee is considering as a potential nominee for reelection, the Committee reviews and considers the incumbent director’s service to the Company during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company, in addition to such person’s biographical information and qualifications.

The Corporate Governance Committee recommends nominees for election to the Board based on a number of qualifications, including, but not limited to, independence, character and integrity, financial literacy, level of education and business experience, sufficient time to devote to matters of the Board, and a commitment to represent the long-term interests of the Company’s shareholders. The Corporate Governance Committee identifies potential candidates for the Board through a variety of business contacts, including current executive officers and directors, community leaders, and shareholders as a source for potential candidates for the Board. The Corporate Governance Committee may, to the extent it deems appropriate, retain a professional search firm and other advisors to identify potential nominees for the Board. The Corporate Governance Committee seeks to ensure that the composition of the Board at all times adheres to the independence requirements of the Nasdaq Listing Standards and reflects a variety of complementary experiences and backgrounds, particularly in the areas of management and leadership, sufficient to provide sound and prudent guidance with respect to the operations and interests of the Company. Consistent with these criteria for potential director candidates, the Board values, among other things, diversity of backgrounds, talents, skills, viewpoints, abilities, education, gender and experiences and believes that the diversity that currently exists on the Board provides significant benefits to the Company.

Executive Committee. This Committee is authorized to act with the full authority and in place of the Board at such times as its members deem necessary and appropriate. The members of the Executive Committee are Ms. Kesler and Messrs. Adair, Carpenter and Corless, with Mr. Adair acting as Chairman. The Executive Committee held four meetings during fiscal year 2010.

Strategic Planning Committee. The Strategic Planning Committee is responsible for reviewing and monitoring the strategic planning process and goals of the Company. The members of the Strategic Planning Committee are Messrs. Crowe, Rogers, and Halverson, with Mr. Crowe serving as Chairman. During fiscal year 2010, the Strategic Planning Committee held two meetings.

Shareholder Recommendations to the Corporate Governance Committee

The Corporate Governance Committee will consider written recommendations from shareholders for nominees to the Board. A shareholder who wishes to recommend a person to the Committee for nomination should submit a written notice by mail to the Corporate Governance Committee c/o PSS World Medical, Inc., Attention: Corporate Secretary, 4345 Southpoint Boulevard, Jacksonville, Florida 32216. Such a written recommendation must be received not less than 120 calendar days before the first anniversary of the date of the Company’s notice of Annual Meeting sent to shareholders in connection with the previous year’s Annual Meeting. Such a recommendation to the Committee should include (i) the candidate’s name, age, business addresses, and other contact information; (ii) a complete description of the candidate’s qualifications, experience, background, and affiliations, as would be required to be disclosed in the Proxy Statement pursuant to Regulation 14A of the SEC; (iii) a sworn or certified statement by the candidate in which he or she consents to being named in the Proxy Statement as a nominee and to serve as a director if elected; and (iv) the name and address of the shareholder(s) of record making such a recommendation. The Corporate Governance Committee did not receive any shareholder recommendations for a director nominee in connection with this Annual Meeting.

Shareholder Communications with the Board of Directors

The Board accepts communications sent to the Board (or to specified individual directors) by shareholders of the Company. Shareholders may communicate with the Board (or with specified individual directors) by writing to the Company at PSS World Medical, Inc., Attention: Corporate Secretary, 4345 Southpoint Boulevard, Jacksonville, Florida 32216. All written communications received in such manner from shareholders of the Company shall be forwarded promptly to the members of the Board to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board, the communication will be forwarded promptly to all members of the Board.

Compensation of Non-Employee Directors

Each independent director received the following compensation during fiscal year 2010:

•

An annual retainer of $77,000 was paid in cash on a quarterly basis. Fiscal year 2010 first quarter retainer payments were based on an annual retainer of $80,000, while the remaining quarterly payments were based on an annual retainer of $76,000. This reflects the Board’s decision to reduce its cash retainer by 5% for fiscal year 2010, consistent with the base salary adjustments for the Company’s officers.

•	An annual retainer of approximately $60,000 paid quarterly in shares of the Company’s common stock. These shares vest immediately upon grant.

Supplemental retainers were $30,000 and $100,000 in fiscal year 2010 for the roles of Lead Director of the Board and the non-executive Chairman, respectively. In fiscal year 2010, Ms. Kesler served as Lead Independent Director through February 2, 2010 and as non-executive Chairman for the remainder of the fiscal year. She was paid pro-rata amounts for her service in the respective roles.

Additional supplemental retainers included 20,000 for the Chairman of the Audit Committee, $10,000 for the Chairman of the Executive Committee, $12,000 for all other Committee Chair positions and $10,000 for the non-Chair members of the Audit Committee. In each case, supplemental retainers were pro-rated for partial year service. Due to the extraordinary number of meetings and travel relating to the Chief Executive Officer transition, a special meeting fee of $1,500 per meeting was paid to each director for meetings during the transition period.

Directors who are employees of the Company are not compensated for service on the Board of Directors or any of its Committees.

The Company offers a deferred compensation plan to non-employee directors. Participants may elect to defer up to 100% of their annual retainer, meeting fees, director’s fees, and other cash compensation and invest their deferrals in a variety of investment options. A participant’s deferred compensation account balance will be distributed, at the election of the participant, in a single lump sum payment following the participant’s termination of service on the Board of Directors, or in up to ten annual installments. The deferred compensation account balance will be distributed in a lump sum payment upon the death of the participant, or in the event of a change in control of the Company.

The following table represents compensation for the Company’s independent directors for fiscal year 2010:

	Fiscal Year 2010 Director Compensation Table			Total ($)
Name(1)	Fees Earned or Paid in Cash(4) ($)	Stock Awards(2) ($)	Option Awards(3) ($)
Ms. Kesler	150,167	60,000	—	210,167

Mr. Adair	116,667	60,000	—	176,667

Mr. Carpenter	108,500	60,000	—	168,500

Mr. Crowe	95,000	60,000	—	155,000

Mr. Halverson	84,500	60,000	—	144,500

Mr. Hecktman	99,000	60,000	—	159,000

Mr. Rogers	96,000	60,000	—	156,000

(1)	Includes only non-employee directors.

(2)

Reflects the total grant date fair value of common stock awards recognized by the Company as an expense in fiscal year 2010 for financial statement reporting purposes. The grant date fair values of these awards and the amounts expensed in fiscal year 2010 were determined in accordance with FASB ASC 718, Compensation—Stock Compensation (“ASC 718”). There were no restricted stock awards granted during fiscal year 2010. Common stock awards represent payments for services and are fully vested upon grant. During fiscal year 2010, Mr. Halverson deferred receipt of 658 shares of commons stock. The value of the deferred shares, $14,983, is included in stock awards for fiscal year 2010.

(3)

There have been no new stock option grants to directors since 2005. Stock options outstanding as of April 2, 2010 held by each director were as follows: Mr. Adair 39,320; Mr. Hecktman 54,486; and Mrs. Kesler 129,424. Messrs. Carpenter, Crowe, Halverson, and Rogers had no options outstanding at April 2, 2010.

(4)	Fees earned or paid in cash for fiscal year 2010 are as follows:

	Compensation by Position or Committee
Name	Retainer	Lead Director	Chairman	Audit Committee	Compensation Committee	Governance Committee	Strategic Committee	Executive Committee	Special Meeting	Total
Ms. Kesler	77,000	25,000	16,667	—	—	12,000	—	—	19,500	150,167
Mr. Adair	77,000	—	—	20,000	—	—	—	1,667	18,000	116,667
Mr. Carpenter	77,000	—	—	—	12,000	—	—	—	19,500	108,500
Mr. Crowe	77,000	—	—	—	—	—	12,000	—	6,000	95,000
Mr. Halverson	77,000	—	—	—	—	—	—	—	7,500	84,500
Mr. Hecktman	77,000	—	—	10,000	—	—	—	—	12,000	99,000
Mr. Rogers	77,000	—	—	10,000	—	—	—	—	9,000	96,000

Changes in Non-Employee Director Compensation During Fiscal Year 2011

Each independent director will receive the following compensation during fiscal year 2011:

•	An annual retainer of $60,000 paid in cash on a quarterly basis.

•	An annual retainer of $85,000 paid quarterly in shares of the Company’s common stock. These shares vest immediately upon grant.

•

The following supplemental annual retainers paid in cash for the Chairman and Committee service: Chairman, $100,000; Audit Committee Chair, $20,000; Executive Committee Chair, $10,000; all other Committee Chairs, $12,000; non-Chair members of the Audit Committee, $10,000; and non-Chair members of all other Committees, $6,000.

MANAGEMENT

Directors and Executive Officers

The directors and executive officers of the Company are as follows:

Name	Age	Position
Gary A. Corless(1)	45	Director, President and Chief Executive Officer
David M. Bronson	57	Executive Vice President and Chief Financial Officer
John F. Sasen, Sr.	68	Executive Vice President and Chief Marketing Officer
Kevin P. English	41	Chief Sourcing Officer
Bradley J. Hilton	39	Chief Service Officer
Edward D. Dienes	49	President, Physician Sales and Service
Mark E. Steele	38	President, Gulf South Medical Supply, Inc.
Joshua H. DeRienzis	41	Vice President, General Counsel and Corporate Secretary
David D. Klarner	40	Vice President and Treasurer
Robert C. Weiner	47	Vice President of Investor Relations
Charles E. Adair(1),(2)	62	Director
Jeffrey C. Crowe(3),(5)	63	Director
Alvin R. Carpenter(1),(3),(4)	68	Director
Steven T. Halverson(4),(5)	55	Director
Melvin L. Hecktman(2),(4)	70	Director
Delores M. Kesler(1),(3),(4)	69	Chairman of the Board
Stephen H. Rogers(2),(5)	61	Director

(1)	Member of the Executive Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Corporate Governance Committee.
(5)	Member of the Strategic Planning Committee.

For information pertaining to the experience, background and qualifications of the directors, see “Corporate Governance.”

DAVID M. BRONSON, Executive Vice President and Chief Financial Officer

David M. Bronson was appointed Executive Vice President and Chief Financial Officer in January 2002. Mr. Bronson has over 25 years of healthcare industry experience, having spent more than ten years focused exclusively on healthcare distribution as a senior financial officer. He was previously Senior Vice President of Finance and CFO of Nasdaq-traded healthcare distributor VWR Scientific Products (later acquired by Merck KGaA in 1999) from 1995 to 1999. After completing the sale of VWR to Merck, Mr. Bronson joined Digineer, Inc., a privately-held service provider of technology-based clinical solutions, from 1999 to 2001 as Senior Vice President and CFO. Earlier in his career, Mr. Bronson held senior financial roles with NYSE-traded Baxter Healthcare, Inc. from 1975 to 1995, including Vice President of Finance and Business Development for Baxter Scientific Products from 1992 to 1995 and Vice President and Controller of Baxter Diagnostics Dade Division from 1988 to 1992. While with Baxter Healthcare, Mr. Bronson designed and led processes to refine and revitalize Baxter’s scientific products distribution business. Mr. Bronson holds a Masters in Management from the Kellogg School of Management at Northwestern University and a B.S. in Accounting from California State University at Fullerton.

JOHN F. SASEN, SR., Executive Vice President and Chief Marketing Officer

John F. Sasen, Sr. has served as Executive Vice President and Chief Marketing Officer of the Company since April 1998. Mr. Sasen served as a Director of the Company from July 1993 to April 1998 and as President and

Chief Operating Officer of the Company from August 1995 to April 1998. Mr. Sasen served as the Chief Operating Officer of the Company from December 1993 to March 1997 and served as Executive Vice President from August 1993 to August 1995. Prior to joining the Company in 1990, Mr. Sasen was Vice President of Sales, Marketing and Distributor Relations for a division of Becton Dickinson, & Company (“Becton Dickinson”), a manufacturer of health care products. In that position, Mr. Sasen directed product development and marketing efforts, technical services, product services, and customer service. Mr. Sasen was with Becton Dickinson for over 20 years. In addition, Mr. Sasen is currently on the boards of the Health Industry Distributors Association (HIDA), HIDA Education Foundation, Healthcare Distribution Management Association (HDMA), and Heska Corporation (NASDAQ:HSKA).

KEVIN P. ENGLISH, Chief Sourcing Officer

Kevin P. English was named Chief Sourcing Officer in April 2010. Previously, Mr. English served as Senior Vice President, Supplier Operations from November 2007 to April 2010. He served as the Company’s Senior Vice President, Finance from April 2004 to November 2007 and as Vice President, Finance from October 1999 to April 2004. Prior to that time, Mr. English served as the CFO for Diagnostic Imaging (a former subsidiary of the Company that was divested in November 2002) from November 1998 to October 1999 and served as Diagnostic Imaging’s Controller from April 1997 to October 1998. Before joining Diagnostic Imaging, he served as Operations Leader for the physician business’ Atlanta distribution center from October 1996 to March 1997. Mr. English was employed by Deloitte & Touche LLP, as a Senior Audit Accountant from 1992 to 1996. He holds a B.S. in Accounting from the University of Florida and is a Certified Public Accountant.

BRADLEY J. HILTON, Chief Service Officer

Bradley J. Hilton was named Chief Service Officer in April 2010. Previously, Mr. Hilton served as Senior Vice President of Operations from April 2003 to April 2010. From June 2000 to April 2003, Mr. Hilton served as the Vice President of Operations of the Company’s Physician Business. From April 1998 to June 2000, he served as the Vice President of Operations of Gulf South Medical Supply, Inc. His roles at Gulf South Medical Supply, Inc. and the Physician Sales & Service businesses were primarily focused on rebuilding the operations infrastructure to drive improved financial performance and overall service. Prior to these roles, Mr. Hilton served as an Operations Leader at three branches. Mr. Hilton holds a B.B.A. in Management from Texas A&M University.

EDWARD D. DIENES, President, Physician Sales and Service

Edward D. Dienes was named President of the Company’s Physician Business, Physician Sales & Service, in April 2010. Previously, Mr. Dienes served as Senior Vice President of Sales for Physician Sales & Service from April 2002 to April 2010. He served the Company as a Regional Vice President of Sales for two regions from April 1996 to April 2002. From August 1988 until April 1996, Mr. Dienes held various progressive leadership positions within the company. Mr. Dienes joined the Company through the acquisition of a New Orleans-based medical product distributor, Standard Crescent City Surgical, where he was employed as a sales representative from June 1985 to December 1986 and as President from January 1987 to August 1988. Mr. Dienes holds a Bachelor’s Degree in Business Administration from Loyola University in New Orleans.

MARK E. STEELE, President, Gulf South Medical Supply, Inc.

Mark E. Steele was named President of the Company’s Extended Care Business, Gulf South Medical Supply, Inc., in April 2010. Mr. Steele previously served as Vice President of Marketing for the Company’s Physician Business from August 2005 to April 2010. Mr. Steele served as a Regional Vice President of Sales from November 2002 to August 2005. He was previously the Sales Leader for PSS West Texas from February 1997 through June 1998 and the Sales Leader for PSS Chicago from June 1998 to November 2002. Mr. Steele began his career with the Company in March 1995 as a Sales Representative for PSS Southern California. He holds a B.S. in Biology from the University of California, San Diego.

JOSHUA H. DERIENZIS, Vice President, General Counsel and Corporate Secretary

Joshua H. DeRienzis was named General Counsel in April 2010. Previously, Mr. DeRienzis served the Company as Vice President of Legal Affairs since February 2008 and was named Corporate Secretary in June 2008. Prior to joining the Company, Mr. DeRienzis held senior attorney positions at Rayonier, Inc. and CA, Inc., where he focused on SEC reporting, mergers and acquisitions, corporate governance, and commercial transactions. He also worked as a corporate attorney at the New York offices of Skadden, Arps, Slate, Meagher & Flom LLP and White & Case LLP, two international law firms. Mr. DeRienzis received his J.D. from the Benjamin N. Cardozo School of Law and his B.A. from the State University of New York at Albany.

DAVID D. KLARNER, Vice President and Treasurer

David D. Klarner has served as Vice President and Treasurer of the Company since March 2002. Mr. Klarner focuses on banking and credit relationships, risk management, income taxes and insurance. From October 1999 to March 2002, he served as Vice President of Treasury and Financial Reporting and also Director of Financial Reporting from January 1998 to October 1999. Prior to joining the Company, Mr. Klarner was employed by Arthur Andersen LLP, as a Senior Audit Accountant from 1993 to 1997. He holds a Masters of Accountancy and a B.S. in Accounting from University of Florida and is a Certified Public Accountant.

ROBERT C. WEINER, Vice President, Investor Relations

Robert C. Weiner joined PSS World Medical in November 2001 as Vice President, Investor Relations. Prior to joining the Company, Mr. Weiner headed investor relations and corporate communications for two publicly traded companies with interests in the consumer products and restaurant industries. Additionally, he represented more than 40 public companies in a variety of industries as investor relations counsel while working with agencies including Morgen-Walke Associates, Inc. and Capital Communications Group, Inc. Previous to his work in investor relations, Mr. Weiner was a portfolio manager for JCW Investments, Inc., a boutique money manager with over $500 million in assets under management, and earlier worked with BDS Securities and Paine Webber. Mr. Weiner holds a B.B.A. in Management from Lynchburg College.

Executive officers of the Company are elected annually and serve at the discretion of the Board of Directors. There are no family relationships between or among any of the Company’s directors or executive officers.

PROPOSAL ONE—ELECTION OF DIRECTORS

The Board currently consists of eight directors who are elected in three classes: two Class I members, three Class II members, and three Class III members. Members of each class hold office for three-year terms unless a member is elected to fill a vacancy, wherein such case the member will hold office for the remaining term. The terms of the Classes are staggered, where the term of one Class terminates each year. Each member of the Board holds office for the term in which he or she was elected and until his or her successor shall have been duly elected and qualified, or until the earlier of his or her resignation, removal from office, or death.

As of the date of this Proxy Statement, the Board has no reason to believe that any of the nominees named will be unable or unwilling to serve. There are no family relationships among any of the nominees or among any of the nominees and any executive officer, nor is there any agreement or understanding between any nominee and any other person pursuant to which the nominee was selected.

The following directors will stand for election at the 2010 Annual Meeting of Shareholders:

The terms of the three Class II directors, Messrs. Corless and Hecktman and Ms. Kesler, will expire at the Annual Meeting or when their successors have been duly elected and qualified. Messrs. Corless and Hecktman and Ms. Kesler have each been nominated for reelection and/or election as a Class II director at the Annual Meeting. Directors will be elected by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting.

Biographies for each of the Company’s directors, including the nominees for election, are located in the section titled “Corporate Governance.”

THE BOARD RECOMMENDS THAT THE COMPANY’S SHAREHOLDERS VOTE “FOR” THE ELECTION OF GARY A. CORLESS, MELVIN L. HECKTMAN AND DELORES M. KESLER AS DIRECTORS TO SERVE UNTIL THE 2013 ANNUAL MEETING OF SHAREHOLDERS.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2010 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for 2010 and in the Company’s Annual Report on Form 10-K for the fiscal year ended April 2, 2010.

The Compensation Committee:

Mr. Alvin R. Carpenter (Committee Chair)

Mr. Jeffrey C. Crowe

Ms. Delores M. Kesler

COMPENSATION DISCUSSION AND ANALYSIS

Principles and Objectives of the Executive Compensation Programs

The Company’s compensation programs are governed by the Compensation Committee of the Board of Directors. The Compensation Committee is responsible for setting and approving the compensation of the Company’s executive officers, and periodically engages independent compensation consultants to aid the Committee in its review of the executive compensation program.

The goals of the executive compensation program are to:

•

enable the Company to attract and retain high-quality executives by providing total compensation opportunities and a compensation mix which are at or above the relevant employment market levels, but with reasonable fixed costs and appropriate incentive opportunities; and

•

motivate executives to act in the best interest of shareholders by providing substantial incentive opportunities to be earned through performance on direct or indirect measures of long-term shareholder value creation.

The Compensation Committee

The Compensation Committee, composed entirely of independent directors, administers the Company’s executive compensation programs. The role of the Compensation Committee is to oversee the Company’s compensation and benefit plans and policies, administer its stock plans, including the review and approval of equity grants to officers, and review and approve all annual compensation decisions relating to the Company’s executive officers, including the Company’s Chief Executive Officer, Chief Financial Officer, and the other executive officers named in the “Summary Compensation Table” (the “Named Executive Officers”).

The Compensation Committee reviews the executive officers’ compensation against peer groups, and also considers recommendations from the Chief Executive Officer regarding total compensation for those executives reporting directly to him as well as the other Company officers and approves compensation for such other executives and officers. Management provides to the Compensation Committee historical and prospective breakdowns of the total compensation components for each executive officer.

The Compensation Committee intends to continue its strategy of compensating executives through programs that emphasize performance-based incentive compensation. A significant portion of executive compensation is tied directly to the performance of the Company and is structured to ensure that there is an appropriate balance between short and long-term financial performance of the Company, and alignment between executive compensation and the Company’s strategic plan, financial performance and shareholder return. During fiscal year 2010, the Compensation Committee engaged the consulting firm Towers Watson (formerly Towers Perrin) to perform a competitive pay analysis for the Company’s Named Executive Officers and to perform a review of the design of the Company’s incentive plans.

Competitive Benchmarking

The Compensation Committee annually reviews the elements of compensation paid to the Named Executive Officers using the following commercially available, broad-based, comparative market compensation survey reports developed by independent professional organizations (collectively, the “Survey Reports”):

•	2009 Towers Perrin General Industry U.S. Executive Compensation Databank

•	2009/2010 Watson Wyatt Survey Report on Top Management Compensation—U.S.

•	2009 U.S. Mercer Executive Benchmark Database

The Survey Reports provide market averages, ranges, and total compensation as well as the elements of compensation, such as base salary, short-term and long-term incentives, and perquisites. No particular industry peer group is selected for competitive review because the Company competes for executives within industries other than the healthcare distribution industry. The Compensation Committee believes that the size of the business and scope of the executive officer’s responsibility are the most important benchmarking factors for attracting and retaining executive officers. In establishing appropriate compensation targets for the Company’s executives, management correlates business revenue and compensation across various industries to compare executives with responsibilities of similar size and scope.

Based on the data derived from the Survey Reports, the Board or the Compensation Committee, as the case may be, has typically adjusted the annual base salary for each of the Named Executive Officers at the Compensation Committee’s annual review of each such officer’s base salary. The Compensation Committee normally conducts annual base salary reviews at the first scheduled Board meeting of each fiscal year which is typically in June of each year. As part of the Company’s overall cost-saving initiatives for fiscal year 2010, management enacted a 5% base salary reduction for all officers, including the Named Executive Officers, with an opportunity to earn back the salary if the Company exceeded target performance and the Compensation Committee approved this decision. Global economic conditions required the Company’s employees to make certain changes in the way the Company transacted business. As a result, management believed that the salary reduction better aligned management interests with employee and shareholder interests. The 5% salary reduction was earned back in fiscal year 2010 as the Company achieved target performance. All references herein to the fiscal year 2010 base salaries for the Named Executive Officers include the amount earned back relating to the 5% salary reduction.

How the Company Determines and Assesses Executive Compensation

The Compensation Committee believes that the total compensation package available to the Company’s executives should be fair and competitive, should provide enhanced levels of financial reward based on higher levels of performance, and should be designed to recognize and reward both short and long-term performance based on growth in shareholder value. The Company sets compensation levels for the executive officers to be competitive, after careful consideration and analysis of the Survey Reports. No specific formula or weightings are used in regard to the allocation of the various pay elements within the Company’s executive compensation program. In general, the Company emphasizes annual performance incentives and long-term equity incentives over fixed compensation such as base salary. The Company believes its most senior executives should have a greater percentage of pay at risk (reflecting their increased ability to impact the Company’s performance) and a greater percentage of pay in the form of long-term incentives (reflecting greater ability to impact long-term shareholder value). The Compensation Committee intends to maintain this mix of variable and fixed compensation by providing a greater proportion of total compensation to the Company’s executive officers in the form of variable “at-risk” compensation opportunities such as annual cash incentives, long-term equity, and non-equity incentives and a smaller proportion of fixed compensation in the form of base salary.

The Company has reviewed and conducted a risk assessment of its compensation policies and practices and has concluded that its compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

The size and weighting of various components of compensation between the Named Executive Officers is directly related to the relative amounts of materiality, accountability, and responsibility of their respective positions, as determined by the Company.

Elements of Executive Compensation

The compensation program for Named Executive Officers consists of the following elements:

•	Annual base salaries

•	Annual cash incentive awards

•	Long-term equity incentive awards

•	Deferred compensation program

•	Other compensation

The Compensation Committee has selected these elements of compensation to create a flexible package that aligns executive compensation with the long-term performance requirements of the Company’s strategic plans.

Annual Base Salaries

Salaries are used to provide a fixed amount of compensation for the executive’s ongoing work. The salaries of the Named Executive Officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary are based on an evaluation of the individual’s performance and level of base pay compared to companies which are of comparable size to the Company and to companies with which the Company competes for executive talent.

The Compensation Committee’s review of base salaries of the Company’s executives takes into consideration the following:

•	experience and background;

•	record of achievement in their area of responsibility;

•	the growth in the Company’s revenue and earnings per share;

•	median salary levels for companies of comparable revenue size;

•	the likelihood of continued successful leadership of the Company; and

•	the Company’s budgets and general economic conditions.

As noted above, management enacted a 5% base salary reduction for all officers, including the Named Executive Officers, which was earned back during fiscal year 2010 and is included in the “Salary” column of the “Summary Compensation Table.”

With the promotion of Mr. Corless to President and Chief Executive Officer, Mr. Corless’s annual base salary was increased to $600,000 in February 2010. His salary was prorated for the period he held the position of President and Chief Executive Officer during fiscal year 2010.

Annual Cash Incentive Awards

The Company’s annual incentive bonus program was established to align executive behavior with the Company’s short-term performance goals. For fiscal year 2010, the Compensation Committee established a target bonus based on a percentage of base salary for each of the Named Executive Officers based upon an analysis of incentive compensation opportunities of comparable positions in companies which are of comparable size to the Company and to companies with which the Company competes for executive talent. The actual amount of annual incentive earned by the Named Executive Officers is determined based on the Company’s level of achievement of pre-established performance goals related to earnings per share as well as achieving certain critical tasks, consistent with a business plan reviewed and approved by the Board of Directors and an annual incentive compensation plan approved by the Compensation Committee. The total potential payment may range from 50 – 200% of the executives target bonus depending on performance, with no payout if threshold performance goals are not met.

The fiscal year 2010 target and actual cash incentive awards paid to each of the Named Executive Officers are shown in the table below. The actual cash incentive awards are also shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” on page 22.

	Fiscal Year 2010 Annual Cash Incentive Awards
Name	Target Payout as a % of Salary	Target Bonus Award ($)	Maximum Award ($)	Actual Cash Award ($)	Actual Award as a % of Salary(1)	Actual Award as a % of Target
Gary A. Corless	55%	247,500	495,000	495,000	110%	200%
David M. Bronson	55%	198,000	396,000	396,000	110%	200%
John F. Sasen, Sr.	55%	183,150	366,300	366,300	110%	200%
Bradley J. Hilton	45%	126,000	252,000	252,000	90%	200%
Kevin P. English	45%	126,000	252,000	252,000	90%	200%
Former Executive Officer:
David A. Smith(2)	80%	604,000	1,208,000	—	0%	0%

(1)	Calculated based on the Named Executive Officers’ salary at the beginning of the fiscal year.

(2)

As a result of the separation agreement between the Company and Mr. Smith, all annual cash incentive awards were forfeited. See “Departure of Former Chairman and Chief Executive Officer” on page 26 for further discussion.

The Chief Executive Officer’s and Chief Financial Officer’s annual incentive compensation is based solely on achieving target earnings per share. Annual incentive compensation for other Named Executive Officers is based on a combination of achieving target earnings per share and certain individual goals. As the Company achieved 105% of its earnings per share goal, and each Named Executive Officer achieved their determined individual goals, actual payouts were 200% of target, pursuant to the formula discussed above.

Effective February 2, 2010, the Company and its former Chairman and Chief Executive Officer, David A. Smith, mutually agreed that Mr. Smith’s employment with Company would terminate, pursuant to a Separation Agreement dated February 2, 2010. The Separation Agreement provided that all annual cash incentive awards were forfeited. See “Departure of Former Chairman and Chief Executive Officer” on page 26 for further discussion. Upon Mr. Smith’s departure, Mr. Corless was promoted to the position of President and Chief Executive Officer. The position of President and Chief Executive Officer historically has had a target annual cash incentive percentage of 80% of base salary as determined by the Compensation Committee. For performance during fiscal year 2010, the Compensation Committee provided an additional discretionary bonus of $77,500 to Mr. Corless. This amount is reflected in the “Bonus” column of the “Summary Compensation Table.”

The Compensation Committee believes that the target earnings per share goals and individual goals set each year are challenging but attainable and designed to properly motivate management. Achievement of these targets is uncertain at the time such targets are established.

Long-Term Equity Incentive Awards

On June 7, 2006, the Board of Directors approved the PSS World Medical, Inc. 2006 Incentive Plan (the “2006 Plan”), a stock incentive plan under which equity may be granted at the discretion of the Compensation Committee of the Board of Directors to the Company’s officers, directors, and employees. The 2006 Plan became effective as of August 24, 2006, the date on which shareholders approved the plan. Grants under the 2006 Plan may be made in the form of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted or deferred stock units, performance awards, dividend equivalents, performance-based cash awards, and other stock-based awards.

Beginning in fiscal year 2008, the Company has granted (i) performance-based restricted stock units (“Performance Shares”) and (ii) performance-accelerated restricted stock or performance-accelerated restricted stock units (“PARS”) to its Named Executive Officers under the Company’s 2006 Incentive Plan in each of the most recently completed fiscal years to align executive compensation with growth in shareholder value.

The Performance Shares are granted annually and vest three years from the date of grant and convert to shares of common stock based on the Company’s achievement of certain compound earnings per share growth targets. These awards, which are denominated as a target number of shares, will be forfeited if performance falls below the threshold level and may vest up to 250% of the target number of shares for exceptional performance.

Target goals under these awards are the product of a base fiscal year earnings per share metric compounded annually utilizing the rates outlined in the table below. The calculation of the earnings per share growth target excludes the impact of any changes in generally accepted accounting principles promulgated by standard setting bodies prior to vesting of such Performance Shares. The following table depicts target growth rates and potential payments under the plan:

	Threshold				Maximum
Compound Growth Rate	10%	12%	15%	18%	21%
Payout	50%	100%	150%	200%	250%

The PARS are granted annually and cliff vest on the fifth anniversary of the grant date, with an opportunity for accelerated vesting after three years if the Company achieves or exceeds the compound growth rate of 15%. Prior to fiscal year 2008, the Company granted restricted stock with an annual vesting in 25% increments based on the executive’s continued employment with the Company. PARS were selected as an alternative long-term equity incentive vehicle by the Compensation Committee due to the increased retention value of a longer cliff vest in conjunction with the acceleration clause, which the Compensation Committee believes better aligns the award with long-term shareholder value.

Performance Shares and PARS Issued in Fiscal Year 2010

Target awards of Performance Shares granted to the Named Executive Officers during fiscal year 2010 were as follows: Gary A. Corless, 22,058; David M. Bronson, 22,058; John F. Sasen, Sr. 14,705; Bradley J. Hilton, 14,705; and Kevin P. English, 14,705. Performance Shares granted and subsequently forfeited by David A. Smith upon his departure were 44,117 shares. The fiscal year 2012 target goal under these awards is the product of fiscal year 2009 earnings per share of $0.96 compounded annually for fiscal years 2010, 2011, and 2012 at a rate of 12%.

The number of PARS granted to the Named Executive Officers in fiscal year 2010 was as follows: Gary A. Corless, 22,058; David M. Bronson, 22,058; John F. Sasen, Sr. 14,705; Bradley J. Hilton, 14,705; and Kevin P. English 14,705. PARS granted in fiscal year 2010 and subsequently forfeited by David A. Smith upon his departure were 44,117 units. The fiscal year 2012 goal for accelerated vesting of these awards is the product of fiscal year 2009 earnings per share of $0.96 compounded annually for fiscal years 2010, 2011, and 2012 at a rate of 15%.

Summary of Long Term Incentive Awards with a Fiscal Year 2010 Measurement Period

Fiscal year 2010 earnings per share exceeded the earnings per share target for Performance Shares and PARS issued in fiscal year 2008. Compounded earnings per share over the performance period was 20.8% which translated to a payout percentage of 246% of the original amount of Performance Shares issued and accelerated the vesting of PARS. Performance Shares granted in fiscal year 2008 which vested on June 27, 2010, were as follows: Gary A. Corless, 39,819; David M. Bronson, 40,557; John F. Sasen, Sr. 26,300; Bradley J. Hilton, 28,759; and Kevin P. English, 28,759. PARS awarded in fiscal year 2008, which vested on June 27, 2010, were as follows: Gary A. Corless, 16,200; David M. Bronson, 16,500; John F. Sasen, Sr. 10,700; Bradley J. Hilton, 11,700; and Kevin P. English, 11,700.

Additional Equity Grants

During fiscal year 2010, the Named Executive Officers received the following additional equity grants of restricted stock for retention purposes to maintain management continuity throughout the Chief Executive Officer transition: Gary A. Corless, 29,282; David M. Bronson, 17,569; John F. Sasen, Sr. 16,251; Bradley J. Hilton, 13,665; and Kevin P. English, 13,665. Awards were granted in the form of time-based restricted stock which cliff vest on the third anniversary date of grant date.

Deferred Compensation Plan

The Company offers a deferred compensation plan to qualified executives, management, and sales representatives. This plan is described in the section “Nonqualified Deferred Compensation during Fiscal Year 2010.”

Other Compensation

The Company provides certain perquisites and other benefits to its executives. Other benefits include annual matched contributions to executive officers’ 401(k) and deferred compensation plan accounts, life insurance coverage, the payment of taxes on certain compensation, and severance payments upon the occurrence of certain events. Perquisites are detailed in the narrative following the “Summary Compensation Table.” Subsequent to fiscal year 2010, the Company discontinued the use of perquisites. See “Changes in Executive Compensation during Fiscal Year 2011” below for further discussion.

Equity Grant Practices

Historically, the Company has not timed the grant of equity awards to coincide with, precede or follow the release of material non-public information. Generally, long-term equity incentive awards are granted to the Named Executive Officers in June, subsequent to providing annual earnings guidance to investors at the beginning of each fiscal year. Equity grants to the Named Executive Officers are approved by the Compensation Committee prior to issuance.

Stock Ownership Guidelines

Senior management stock ownership guidelines were adopted by the Company on March 23, 2005. In general, the Company believed members of its senior management team should demonstrate alignment with the Company’s strategic plans and shareholders whenever possible. Accordingly, the Company believed the appropriate guidelines for senior management stock ownership should be at least 1x annual base salary, with 2x annual base salary owned by the Chief Financial Officer, and 3x annual base salary owned by the Chief Executive Officer. Stock ownership includes shares of Company stock owned directly and within the Company’s 401(k) plan, time-based restricted stock, performance accelerated restricted stock and restricted stock units and the intrinsic value of unexercised options. Each of the Named Executive Officers met the stock ownership guidelines as of April 2, 2010. The Company subsequently changed these ownership guidelines. See “Changes in Executive Compensation during Fiscal Year 2011” below for further discussion.

Other Considerations

The Omnibus Budget Reconciliation Act of 1993 disallows the deduction for certain annual compensation in excess of $1,000,000 paid to certain executive officers of the Company, unless the compensation qualifies as “performance-based” under Internal Revenue Code Section 162(m). The Company’s 2006 Incentive Plan (the “2006 Plan”) permits the grant of stock options and other awards that are fully deductible under Code Section 162(m) of the Internal Revenue Code. It is the Compensation Committee’s intent to strike a balance between attempting to preserve the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market of executive talent.

Changes in Executive Compensation during Fiscal Year 2011

Annual Base Salaries

The Compensation Committee has evaluated fiscal year 2011 base salaries for the Named Executive Officers. Consideration was given to each individual’s performance and level of base pay compared to companies which are of comparable size to the Company and to companies with which the Company competes for executive talent. For fiscal year 2011, annual base salaries for the Named Executive Officers were set to the following amounts: Gary A. Corless, $640,000; David M. Bronson, $420,000; John F. Sasen, $358,000; Bradley J. Hilton, $325,000; and Kevin P. English, $325,000. These amounts include changes to perquisites and other benefits discussed below.

Perquisites and Other Benefits

The Company has historically provided certain perquisites (which include automobile allowance, club dues, income tax preparation services, and annual physicals) and other benefits to its executives. Effective April 5, 2010, as part of an ongoing review of best practices in compensation, these perquisites were discontinued.

Performance Shares and Performance Accelerated Restricted Stock Units

In June, 2010, the Compensation Committee of the Board of Directors approved awards of Performance Shares and PARS granted under the 2006 Plan to the Company’s Named Executive Officers which will vest in fiscal year 2013.

Target awards of Performance Shares granted to the Named Executive Officers were as follows: Gary A. Corless, 33,723; David M. Bronson, 16,861; John F. Sasen, Sr. 11,241; Bradley J. Hilton, 11,241; and Kevin P. English 11,241. The target goals under these awards are the product of fiscal year 2010 earnings per share of $1.18 compounded annually for fiscal years 2011, 2012, and 2013 at a rate of 12%.

The number of PARS granted to the Named Executive Officers was as follows: Gary A. Corless, 33,723; David M. Bronson, 16,861; John F. Sasen, Sr., 11,241; Bradley J. Hilton, 11,241; and Kevin P. English 11,241. The goal for accelerated vesting of these awards are the product of fiscal year 2010 earnings per share of $1.18 compounded annually for fiscal years 2011, 2012, and 2013 at a rate of 15%.

Stock Ownership Guidelines

Revised senior management stock ownership guidelines were approved by the Compensation Committee of the Board of Directors on June 10, 2010. Accordingly, the Company believes the appropriate stock ownership guidelines for senior management should be at least 1x annual base salary, with certain officers including the Named Executive Officers other than the Chief Executive Officer owning at least 3x annual base salary, and the Chief Executive Officer owning at least 5x annual base salary. Stock ownership includes shares of Company stock owned directly and within the Company’s 401(k) plan, time-based restricted stock, performance accelerated restricted stock and restricted stock units and the intrinsic value of unexercised options. The officer will have six years from the date of appointment to a position to reach the stated stock ownership level.

Summary Compensation Table

The following table sets forth information with respect to compensation awarded to, earned by, or paid during the fiscal years ended April 2, 2010, March 27, 2009, and March 28, 2008 to each person that served as the Company’s principal executive officer or principal financial officer, and the next three most highly compensated executive officers in fiscal year 2010 (collectively, the “Named Executive Officers”), all of whom were serving as executive officers as of April 2, 2010, other than the former Chairman and Chief Executive Officer:

Name and Principal Position	Year	Salary ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	All Other Compensation(6) ($)	Total ($)
Gary A. Corless(1)	2010	474,250	77,500	1,659,731	—	495,000	155,158	2,861,639
Director, President and Chief Executive Officer	2009 2008	450,000 422,000	— —	749,993 600,048	— —	321,525 539,741	130,155 150,516	1,651,673 1,712,305
David M. Bronson	2010	360,000	—	1,419,732	—	396,000	130,688	2,306,420
Executive Vice President and Chief Financial Officer	2009 2008	360,000 360,000	— —	749,993 611,160	— —	217,986 453,993	115,917 158,138	1,443,896 1,583,291
John F. Sasen, Sr.	2010	333,000	—	1,039,462	—	366,300	131,006	1,869,768
Executive Vice President and Chief Marketing Officer	2009 2008	333,000 333,000	— —	499,983 396,328	— —	238,283 407,744	114,573 140,710	1,185,839 1,277,782
Bradley J. Hilton	2010	280,000	—	986,475	—	256,063	65,397	1,587,935
Chief Service Officer	2009 2008	280,000 250,000	— —	499,983 433,368	— —	166,266 250,141	57,785 59,408	1,004,034 992,917
Kevin P. English	2010	280,000	—	986,475	—	252,000	64,003	1,582,478
Chief Sourcing Officer
Former Executive Officer:
David A. Smith(1)	2010	603,700	—	2,119,534	—	12,350	3,133,771	5,869,355
Former Chairman and Chief Executive Officer	2009 2008	755,000 755,000	— —	1,499,986 1,200,096	1,741,040 —	664,698 1,139,265	254,092 273,865	4,914,816 3,368,226

(1)

By agreement dated February 2, 2010, the Company and Mr. Smith mutually agreed that Mr. Smith’s employment with the Company would be terminated effective February 2, 2010. On February 3, 2010, the Company announced that Mr. Corless was appointed to the positions of Director, President and Chief Executive Officer. See “Departure of Former Chairman and Chief Executive Officer” below for further discussion.

(2)

Reflects additional bonus paid to Mr. Corless which equates to the additional prorated bonus he would have received under the Company’s annual incentive bonus program for the last two months of fiscal year 2010 (his first two months as Chief Executive Officer), based on Mr. Corless’s new base salary and the target bonus opportunity previously in place for the Company’s Chief Executive Officer.

(3)

Reflects the grant date fair value of restricted stock awards, restricted stock units, performance accelerated restricted stock, and performance share units granted in the fiscal year. The grant date fair value of the award was determined in accordance with FASB ASC 718, Compensation—Stock Compensation (“ASC 718”), based on the fair market value of the underlying shares on the date of grant and the probable outcome of performance-based vesting conditions, excluding the effects of estimated forfeitures. The amounts in 2009 and 2008 have been restated from previous proxy disclosures to reflect changes in SEC rules. There were no forfeitures during fiscal years 2010, 2009, and 2008 other than the forfeiture of Mr. Smith’s restricted stock and units in fiscal year 2010. Assumptions and methods utilized by the Company in valuing the stock awards are described in Footnote 14, Incentive and Stock-Based Compensation, and in the Critical Accounting Estimates section of Item 7,MD&A, of the Company’s fiscal year 2010 Form 10-K filed with the SEC. The total grant date value of the stock awards, assuming the highest level of performance conditions will be achieved under the relevant performance shares, granted in fiscal years 2010, 2009, and 2008 were as follows: Mr. Corless, $1,912,439, $1,312,486, and $1,050,084; Mr. Smith $2,624,962, $2,624,972, and $2,100,168; Mr. Bronson, $1,672,440, $1,312,486, and $1,069,530; Mr. Sasen $1,207,930, $874,969, and $693,574; and Mr. Hilton, $1,154,943, $874,969, and $758,394, respectively. The total grant date value of the stock awards, assuming the highest level of performance conditions will be achieved under the relevant performance shares, granted in fiscal year 2010 to Mr. English was $1,154,943.

(4)

Reflects the grant date fair value of stock option awards granted in the fiscal year. The grant date fair value of the awards was determined in accordance with ASC 718. The amounts in 2009 and 2008 have been restated from previous proxy disclosures to reflect changes in SEC rules. These awards were forfeited during fiscal year 2010. Assumptions and methods utilized by the Company in valuing the stock awards are described in Footnote 14, Incentive and Stock-Based Compensation, of the Company’s fiscal year 2010 Form 10-K filed with the SEC.

(5)

Reflects (i) annual cash incentive awards earned based on fiscal years 2010, 2009, and 2008 performance, (ii) payout of the 2006 Shareholder Value Plan for fiscal year 2008 and (iii) other non-equity incentive awards earned during fiscal year 2010, 2009, and 2008. For information regarding the Company’s annual cash incentive program, see the discussion in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(6)

See the “All Other Compensation—Details” table below. Perquisites and personal benefits payable to the Named Executive Officers in fiscal year 2010 included automobile allowance, club dues, income tax preparation services, and annual physicals. The value of perquisites and personal benefits are calculated based on the incremental cost to the Company of providing the benefit. Many of these perquisites and personal benefits were discontinued. See “Changes in Executive Compensation during Fiscal Year 2011” above for additional information.

All Other Compensation—Details

The following table sets forth the value of the benefits included in “All Other Compensation” for the Named Executive Officers in fiscal years 2010, 2009, and 2008:

Name	Year	Severance Pay(1) ($)	Company Match to Officers’ Deferred Compensation Plan ($)	Imputed Income of Split Dollar Life Insurance Policy(2) ($)	Company Match to the 401K Plan ($)	Gross Up of Taxes Paid by Company ($)	Perquisites ($)	Total ($)
G. Corless	2010	—	116,702	1,358	1,250	4,890	30,958	155,158
	2009	—	93,294	1,281	1,250	4,890	29,440	130,155
	2008	—	113,741	1,194	1,250	4,891	29,440	150,516
D. Bronson	2010	—	88,498	4,529	1,250	5,086	31,325	130,688
	2009	—	76,004	4,137	1,250	5,086	29,440	115,917
	2008	—	98,655	3,643	1,250	5,648	48,942	158,138
J. Sasen, Sr.	2010	—	81,861	14,861	1,250	4,229	28,805	131,006
	2009	—	70,304	13,430	1,250	4,229	25,360	114,573
	2008	—	92,150	11,835	1,250	6,035	29,440	140,710
B. Hilton	2010	—	32,104	526	1,250	4,848	26,669	65,397
	2009	—	27,251	516	1,250	4,848	23,920	57,785
	2008	—	31,026	504	1,250	3,488	23,140	59,408
K English	2010	—	32,104	547	1,250	4,848	25,254	64,003
Former Executive Officer:
D. Smith	2010	2,914,840	165,699	4,165	1,250	7,876	39,941	3,133,771
	2009	—	179,135	3,989	1,250	7,876	61,842	254,092
	2008	—	199,861	3,485	1,250	7,876	61,393	273,865

(1)

Related to the severance agreement between the Company and Mr. Smith. Amount includes: (a) $2,718,000 related to the severance payment payable to Mr. Smith per the terms of the severance agreement; (b) $60,000 related to outplacement services; (c) $56,667 equaling the portion of the $680,000 payment for observation of certain restrictive covenants earned during fiscal year 2010; (d) $55,173 related to accrued and unpaid vacation; and (e) $25,000 related to reimbursement for legal fees. See “Departure of Former Chief Executive Officer” for additional information.

(2)

The Company provides life insurance benefits for its Named Executive Officers under an endorsement split dollar arrangement where the executive’s beneficiary will be entitled to receive the death proceeds upon the executive’s death and the Company owns all remaining proceeds, including the cash surrender value of the policies. The amounts reported in the table represent the dollar value of insurance premiums paid by the Company with respect to life insurance for the benefit of a Named Executive Officer. Premiums paid during fiscal year 2010 and the related values of each Named Executive Officer’s death benefit are: Mr. Corless $19,551 / $1 million, Mr. Smith $77,370 / $2 million, Mr. Bronson $29,614 / $1 million, Mr. Sasen $15,300 / $1 million, Mr. Hilton $13,545 / $500,000, and Mr. English $9,782 / $500,000. Premiums paid in fiscal years 2009 and 2008 and the related values of each Named Executive Officer’s death benefit were: Mr. Corless $27,372 / $1 million, Mr. Smith $100,355/ $2 million, Mr. Bronson $42,882 / $1 million, Mr. Sasen $36,950 / $1 million, and Mr. Hilton $17,070 / $500,000.

Grants of Plan-Based Awards During Fiscal Year 2010

The following table sets forth the individual grants of plan-based awards made to each of the Named Executive Officers during fiscal year 2010:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock Awards(4) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
G. Corless		123,750	247,500	495,000	—	—	—	—	—
	6/4/09	—	—	—	11,029	22,058	55,145	—	684,757
	6/4/09	—	—	—	—	—	—	22,058	374,986
	2/2/10	—	—	—	—	—	—	29,282	599,988
D. Bronson		99,000	198,000	396,000	—	—	—	—	—
	6/4/09	—	—	—	11,029	22,058	55,145	—	684,757
	6/4/09	—	—	—	—	—	—	22,058	374,986
	2/2/10	—	—	—	—	—	—	17,569	359,989
J. Sasen, Sr.		91,575	183,150	366,300	—	—	—	—	—
	6/4/09	—	—	—	7,353	14,705	36,763	—	456,494
	6/4/09	—	—	—	—	—	—	14,705	249,985
	2/2/10	—	—	—	—	—	—	16,251	332,983
B. Hilton		63,000	126,000	252,000	—	—	—	—	—
	6/4/09	—	—	—	7,353	14,705	36,763	—	456,494
	6/4/09	—	—	—	—	—	—	14,705	249,985
	2/2/10	—	—	—	—	—	—	13,665	279,996
K. English		63,000	126,000	252,000	—	—	—	—	—
	6/4/09	—	—	—	7,353	14,705	36,763	—	456,494
	6/4/09	—	—	—	—	—	—	14,705	249,985
	2/2/10	—	—	—	—	—	—	13,665	279,996
Former Executive Officer:
D. Smith(5)		302,000	604,000	1,208,000	—	—	—	—	—
	6/4/09	—	—	—	22,059	44,117	110,293	—	1,369,545
	6/4/09	—	—	—	—	—	—	44,117	749,993

(1)

Represents threshold, target and maximum payout levels under the annual cash incentive program for fiscal year 2010 performance. The actual amount earned by each Named Executive Officer in fiscal year 2010 is included in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table.” For more information regarding the annual cash incentive program, see the discussion in the “Compensation Discussion and Analysis” section of this proxy statement.

(2)

Represents the number of performance shares awarded under the 2006 Incentive Plan. These awards vest upon three years from the date of grant if certain earnings per share goals are met. Dividends are accrued for these shares if and when dividends are paid on common stock, but the payment of such dividends shall be deferred and held (without interest) by the Company until the expiration of the restricted period. See “Long-Term Equity Incentive Awards” within the “Compensation Discussion and Analysis” section of this proxy statement for a description of the performance-based conditions relating to these grants.

(3)

Awards granted on 6/4/09 represent the number of shares of performance accelerated restricted stock awarded under the 2006 Incentive Plan. These awards cliff vest five years from the date of grant, but may vest in three years upon the attainment of certain earnings per share goals. See “Long-Term Equity Incentive Awards” within the “Compensation Discussion and Analysis” section of this proxy statement for a description of the time-based vesting and performance-based conditions relating to these grants. Awards granted on 2/2/10 represent shares of restricted stock awarded under the 2006 Incentive Plan for retention purposes. These awards cliff vest upon the three years from the date of the grant. Dividends are accrued for both grants if and when dividends are paid on common stock, but the payment of such dividends shall be deferred and held (without interest) by the Company until the expiration of the restricted period.

(4)

The amounts shown in this column represent performance shares, performance accelerated restricted stock, and restricted stock granted on the dates noted. The grant date fair value of the performance shares and performance accelerated restricted stock is determined pursuant to ASC 718 and is based on the fair market value of the shares utilizing the Company’s closing stock price on the grant date and the estimated future payout. The closing stock price was $17.00 per share on 6/4/09 and $20.49 per share on 2/2/10.

(5)

Under the terms of the separation agreement between the Company and David A. Smith, Former Chairman and Chief Executive Officer, non-equity and equity-based incentive plan awards were forfeited. See “Departure of Former Chief Executive Officer” section on page 26 for further discussion related to Mr. Smith’s separation agreement.

Employment Agreements

The Company has entered into employment agreements with the Named Executive Officers that include the terms described below.

Term. The Named Executive Officers’ employment agreements were for initial terms of three years, in the case of Messrs. Smith, Bronson, Sasen, and Corless, and two years, in the case of Messrs. Hilton and English. Thereafter, each agreement automatically extended by one year on each anniversary of the effective date, unless either party elects not to extend. Upon a change in control of the Company, as defined in the employment agreements, the term will automatically extend through the later of (i) the third anniversary (in the case of Messrs. Smith, Sasen, Corless, and Bronson) or the second anniversary (in the case of Messrs. Hilton and English) of the date of the change in control or (ii) the normal expiration of the then-current term.

Salary and Benefits. Under the terms of current employment agreements, each Named Executive Officer is entitled to a minimum annual salary and is entitled to participate in all incentive, savings, retirement and welfare benefit plans generally made available to employees or other senior executives of the Company.

Termination. Employment may be terminated at any time by the Company with or without “cause” (as defined in the agreement), or by the executive with or without “good reason” (as defined in the agreement). Depending on the reason for the termination and when it occurs, the executive will be entitled to certain severance benefits, as described below. In addition, an employment agreement will be terminated upon the death, disability or retirement of the executive.

If a Named Executive Officer is terminated without cause or resigns for good reason, he will be entitled to (i) unpaid base salary and accrued benefits through the termination date, plus (ii) a severance amount equal to two times his base salary and target annual bonus, in the case of Mr. Smith, or one times his base salary and target annual bonus, in the case of Messrs. Corless and Bronson, one times his base salary, in the case of Messrs. Sasen and Hilton, or 75% of his base salary and target annual bonus, in the case of Mr. English. The Company will also provide the executive with (i) welfare benefit plan coverage following such termination for two years, in the case of Mr. Smith, one year, in the case of Messrs. Sasen, Corless, Bronson and Hilton, or nine months in the case of Mr. English, and (ii) reimbursement for outplacement services up to $60,000 in the case of Mr. Smith, $30,000, in the case of Messrs. Corless, Sasen, and Bronson, and $15,000, in the case of Messrs. Hilton and English. In the event that such termination follows or is in connection with a change of control, in lieu of the benefits described above, the Company will pay the executive (i) his accrued salary and benefits through the date of termination; (ii) a pro rata payment of his annual bonus for the year of termination; (iii) a severance amount equal to three times the sum of his annual base salary and 150% of his target annual bonus, in the case of Mr. Smith, two times his annual base salary and target annual bonus, in the case of Messrs. Corless and Bronson, two times his annual base salary, in the case of Messrs. Sasen and Hilton, or 1.5 times his annual salary and target annual bonus, in the case of Mr. English; (iv) welfare benefit plan coverage for a period of three years, in the case of Mr. Smith, two years, in the case of Messrs. Sasen, Corless, Bronson and Hilton, or 1.5 years, in the case of Mr. English; (v) the outplacement service reimbursement described above; and (vi) in the case of Mr. Smith, full-time executive secretarial assistance for a period of one year following termination.

If any of the Named Executive Officers is terminated for cause or resigns from the Company without good reason, he will be entitled to his accrued salary and benefits through the date of termination, and, in the case of Messrs. Sasen and Hilton, continuation of welfare benefit plan coverage for a period of 30 days and a lump sum severance payment equal to 30 days’ salary. If a Named Executive Officer’s employment is terminated by reason of his disability or retirement, he will be entitled under his employment agreement to his accrued salary and benefits and any disability or retirement benefits that may apply. If a Named Executive Officer’s employment is terminated by reason of his death, his estate will be entitled to accrued salary and benefits and any death benefits that may apply, and in the case of Mr. Sasen, a lump sum payment equal to two months base salary, and in the case of Mr. Hilton, a lump sum payment equal to one and one-half months base salary. Each of the employment agreements provides that the Named Executive Officer will be entitled to a tax gross-up payment from the Company to cover any excise tax liability he may incur as a result of payments or benefits, but such gross-up payment will be made only if the after-tax benefit to the executive of such tax gross-up is at least $50,000. If not, the benefits would be reduced to an amount that would not trigger the excise tax.

Restrictive Covenants. Each Named Executive officer has agreed in his employment agreement not to disclose confidential information or compete with the Company, and not to solicit the Company’s customers or recruit its employees, for a period of 18 months following the termination of his employment or the earlier occurrence of a change of control of the Company.

Departure of Former Chief Executive Officer

By agreement dated February 2, 2010 (the “Separation Agreement”), the Company and Mr. Smith, who was the Chairman of the Board of Directors and Chief Executive Officer of the Company, mutually agreed that Mr. Smith’s employment with the Company would terminate effective February 2, 2010 (the “Date of Termination”).

Under the terms of his then existing employment agreement and the Separation Agreement, and in exchange for the observation by Mr. Smith of certain restrictive covenants for a period of 24 months from the Date of Termination, and a general release of claims, Mr. Smith became entitled to: (i) a severance payment of $2.718 million (calculated as twice Mr. Smith’s annual salary and target bonus amounts), (ii) continuation of group health benefits for Mr. Smith and his dependents for a period of two years, (iii) the payment of accrued base salary and vacation balances through the date of termination, and (iv) an additional payment of $680,000, related to the extension of his restrictive covenants. Mr. Smith was also reimbursed for reasonable attorney’s fees and expenses related to the negotiation of the Separation Agreement, not to exceed $25,000, and the reimbursement of reasonable business expenses incurred through the date of termination in the amount of $2,500. Also pursuant to his existing employment agreement and the Separation Agreement, Mr. Smith is entitled to reimbursements for outplacement and counseling expenses for a period of one year following the Date of Termination, not to exceed $60,000. Mr. Smith was permitted to exercise his vested stock options as contractually provided for in each option grant agreement. Any unvested equity and non-equity awards were forfeited on the Date of Termination.

Outstanding Equity Awards at 2010 Fiscal Year End

The following table provides information concerning restricted stock and option awards that are outstanding as of April 2, 2010 for each of the Named Executive Officers.

		Option Awards			Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)(4) (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested(3) ($)
G. Corless	4/2/01	19,326	5.46	4/2/2011	—	—	—	—
	7/1/02	22,905	9.89	7/1/2012	—	—	—	—
	7/1/03	5,900	6.96	7/1/2013	—	—	—	—
	8/31/06	—	—	—	2,500	59,075	—	—
	6/27/07	—	—	—	16,200	382,806	—	—
	6/27/07	—	—	—	39,819	940,923	—	—
	6/5/08	—	—	—	20,303	479,760	—	—
	6/5/08	—	—	—	—	—	20,303	479,760
	6/4/09	—	—	—	22,058	521,231	—	—
	6/4/09	—	—	—	—	—	22,058	521,231
	2/2/10	—	—	—	29,282	691,934	—	—

D. Bronson	7/1/02	10,414	9.89	7/1/2012	—	—	—	—
	7/1/03	5,345	6.96	7/1/2013	—	—	—	—
	8/31/06	—	—	—	2,500	59,075	—	—
	6/27/07	—	—	—	16,500	389,895	—	—
	6/27/07	—	—	—	40,557	958,362	—	—
	6/5/08	—	—	—	20,303	479,760	—	—
	6/5/08	—	—	—	—	—	20,303	479,760
	6/4/09	—	—	—	22,058	521,231
	6/4/09	—	—	—	—	—	22,058	521,231
	2/2/10	—	—	—	17,569	415,155	—	—

J. Sasen, Sr.	4/2/01	40,494	5.46	4/2/2011	—	—	—	—
	7/1/02	24,240	9.89	7/1/2012	—	—	—	—
	7/1/03	6,137	6.96	7/1/2013	—	—	—	—
	8/31/06	—	—	—	1,250	29,538	—	—
	6/27/07	—	—	—	10,700	252,841	—	—
	6/27/07	—	—	—	26,300	621,469	—	—
	6/5/08	—	—	—	13,535	319,832	—	—
	6/5/08	—	—	—	—	—	13,535	319,832
	6/4/09	—	—	—	14,705	347,479	—	—
	6/4/09	—	—	—	—	—	14,705	347,479
	2/2/10	—	—	—	16,251	384,011	—	—

B. Hilton	7/1/03	2,381	6.96	7/1/2013	—	—	—	—
	8/31/06	—	—	—	1,500	35,445	—	—
	6/27/07	—	—	—	11,700	276,471	—	—
	6/27/07	—	—	—	28,759	679,575	—	—
	6/5/08	—	—	—	13,535	319,832	—	—
	6/5/08	—	—	—	—	—	13,535	319,832
	6/4/09	—	—	—	14,705	347,479	—	—
	6/4/09	—	—	—	—	—	14,705	347,479
	2/2/10	—	—	—	13,665	322,904	—	—

		Option Awards			Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)(4) (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested(3) ($)
K. English	8/31/06	—	—	—	1,500	35,445	—	—
	6/27/07	—	—	—	11,700	276,471	—	—
	6/27/07	—	—	—	28,759	679,575	—	—
	6/5/08	—	—	—	13,535	319,832	—	—
	6/5/08	—	—	—	—	—	13,535	319,832
	6/4/09	—	—	—	14,705	347,479	—	—
	6/4/09	—	—	—	—	—	14,705	347,479
	2/2/10	—	—	—	13,665	322,904	—	—

(1)	For better understanding of this table, we have included an additional column showing the grant date of the awards.

(2)	The following table represents the vesting dates of all outstanding restricted stock, Performance Shares, and PARS awards:

Grant Date	Type of Award	Vesting

8/31/2006	Time-Based Restricted Stock	1/4 per year

6/27/2007	Performance Shares	3-year cliff vesting if certain performance targets are reached

6/27/2007	Performance Accelerated Restricted Stock	5-year cliff vesting, which may accelerate to 3-year cliff vesting if certain performance targets are reached

6/5/2008	Performance Shares	3-year cliff vesting if certain performance targets are reached

6/5/2008	Performance Accelerated Restricted Stock	5-year cliff vesting, which may accelerate to 3-year cliff vesting if certain performance targets are reached

6/4/2009	Performance Shares	3-year cliff vesting if certain performance targets are reached

6/4/2009	Performance Accelerated Restricted Stock Units	5-year cliff vesting, which may accelerate to 3-year cliff vesting if certain performance targets are reached

2/2/2010	Time-Based Restricted Stock	3-year cliff vesting

(3)	Reflects the market value calculated using the closing price of the Company’s common stock on April 2, 2010 ($23.63).

(4)	Reflects the target number of shares to be earned, as the achievement or non-achievement of the performance targets are based on the third year of the performance period.

Option Exercises and Stock Vested During Fiscal Year 2010

The following table provides information concerning stock option awards and restricted stock awards held by the Named Executive Officers that were exercised or vested during fiscal year 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
G. Corless	24,677	192,840	2,500	51,100
D. Bronson	—	—	2,500	51,100
J. Sasen, Sr.	56,030	487,165	1,250	25,550
B. Hilton	24,168	333,777	1,500	30,660
K. English	21,929	205,254	1,500	30,660
Former Executive Officer:
D. Smith	137,001	1,738,919	5,000	101,450

(1)	Represents the excess of the fair market value of the shares at the time of exercise over the exercise price.

(2)	Represents the fair market value of the shares on the date the stock award vested.

Nonqualified Deferred Compensation During Fiscal Year 2010

The following table provides information regarding the Named Executive Officers’ contributions and benefits under the Company’s Amended and Restated Officer Deferred Compensation Plan.

Name	Executive Contributions in Last FY(1) ($)	Company Contributions in Last FY(2) ($)	Aggregate Earnings (Losses) in Last FY ($)	Aggregate Withdrawals /Distributions ($)	Aggregate Balance at Last FYE ($)
G. Corless	114,827	116,702	749,495	—	2,292,951
D. Bronson	88,498	88,498	451,901	—	1,600,398
J. Sasen, Sr.	152,434	81,861	549,808	—	3,910,855
B. Hilton	42,805	32,104	129,276	—	699,575
K. English	85,610	32,104	249,293	—	1,028,054
Former Executive Officer:
D. Smith	132,559	165,699	801,882	(251,840)	3,597,165

(1)

Executive contributions during the last fiscal year were composed of: (i) amounts related to executive contributions in the last fiscal year, which are included in 2010 compensation on the “Summary Compensation Table” under the column titled “Salary”: Mr. Corless $68,330, Mr. Smith $59,771, Mr. Bronson $51,300, Mr. Sasen $47,453, Mr. Hilton $26,600, and Mr. English $53,200 and (ii) contributions that were reported as compensation during fiscal year 2009 under “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table,” as they were contributions made from the fiscal year 2009 bonus that was paid by the Company in fiscal year 2010.

(2)	Amounts are reported as 2010 compensation in the “All Other Compensation” column of the “Summary Compensation Table.”

Under the Company’s Amended and Restated Officer Deferred Compensation Plan, the Named Executive Officers can elect to defer up to 100% of their total compensation including salary, bonuses, and other non-equity incentive plan awards. The Company’s matching contribution ranges from 75% to 125% of the participant’s deferral, limited to 15% of total compensation for Messrs Smith, Corless, Bronson, and Sasen, or 10% of total compensation for Mr. Hilton and Mr. English. Deferred amounts are credited with earnings or losses based on the rate of return of investments selected by the executive, which the executive may change at any time. During fiscal year 2010, the Named Executive Officers realized rates of return ranging from 17.6% to 57.1% on their portfolio of fund investments.

Participant contributions are always 100% vested. Company matching contributions vest in 20% increments beginning after participating in the plan for 4 years and become fully vested after participating in the plan for 8 years, or earlier upon the participant’s death, normal retirement (defined as termination of employment after age 60, or after age 55 with ten years of service with the Company), disability, or in the event of a change in control if the successor company terminates the plan or if the participant’s employment is terminated without cause or if the participant resigns for good reason within 24 months of the change in control. Vested plan benefits are payable in accordance with the participant’s deferral election, either in a lump sum on a specified future date, in a lump sum upon the participant’s death, or in a number of equal annual installments (between 5 and 20) upon the participant’s termination of employment or disability. The Company has purchased corporate-owned life insurance policies for certain participants in the Program to fund the future payments related to the deferred compensation liability.

Potential Payments Upon Termination or Change in Control

The Company has entered into employment agreements with each of the Named Executive Officers, and also maintains certain other plans and arrangements in which the Named Executive Officers participate, that provide benefits to the Named Executive Officers in the event of a termination of employment under certain circumstances. The following table summarizes the value of payments and benefits that each of the Named Executive Officers (other than Mr. Smith) would be entitled to receive assuming that a termination of employment occurred on April 2, 2010, under the circumstances shown (Mr. Smith’s employment with the Company terminated effective February 2, 2010, and the payments and benefits paid to Mr. Smith in connection with his termination are summarized in “Departure of Former Chairman and Chief Executive Officer”). The amounts shown in the table exclude distributions under the 401(k) retirement plan and other benefits that are generally available to all of the Company’s salaried employees.

Reason for Termination:	G. Corless	D. Bronson	J. Sasen, Sr.	B. Hilton	K. English
By Executive for Good Reason; By Company Without Cause
Cash Severance(1)	$1,080,000	$558,000	$333,000	$280,000	$304,500
Health & Welfare Continuation(2)	3,697	3,697	3,697	3,697	2,772
Outplacement Services(3)	30,000	30,000	30,000	15,000	15,000
Payout of Deferred Compensation(4)	2,292,951	1,600,398	3,910,855	699,575	1,028,054

Total Estimated Value of Payments and Benefits	$3,406,648	$2,192,095	$4,277,552	$998,272	$1,350,326

Death, Disability or Retirement
Death Benefit(5)	$—	$—	$55,500	$35,000	$—
Value of Accelerated Equity Awards(6)	4,076,718	3,824,468	2,622,481	2,649,018	2,649,018
Payout of Deferred Compensation(4)	2,292,951	1,600,398	3,910,855	699,575	1,028,054

Total Estimated Value of Payments and Benefits	$6,369,669	$5,424,866	$6,588,836	$3,383,593	$3,677,072

By Company for Cause; By Executive without Good Reason (Voluntary)
Cash Severance(7)	$—	$—	$27,370	$23,014	$—
Health & Welfare Continuation(8)	—	—	308	308	—
Payout of Deferred Compensation(4)	2,292,951	1,600,398	3,910,855	699,575	1,028,054

Total Estimated Value of Payments and Benefits	$2,292,951	$1,600,398	$3,938,533	$722,897	$1,028,054

Termination Following or in Connection with a Change of Control
Pro Rata Bonus(9)	$572,500	$396,000	$366,300	$252,000	$252,000
Cash Severance(1)	2,160,000	1,116,000	666,000	560,000	609,000
Health & Welfare Continuation(2)	7,393	7,393	7,393	7,393	5,545
Value of Accelerated Equity Awards(6)	4,076,718	3,824,468	2,622,481	2,649,018	2,649,018
Outplacement Services(3)	30,000	30,000	30,000	15,000	15,000
Payout of Deferred Compensation(4)	2,292,951	1,600,398	3,910,855	699,575	1,028,054
Estimated 280G Gross-Up Payment(10)	2,324,984	1,308,643	—	869,644	916,018

Total Estimated Value of Payments and Benefits	$11,464,546	$8,282,902	$7,603,029	$5,052,630	$5,474,635

(1)

Employment agreements with the Named Executive Officers provide that if the executive’s employment is terminated by the Company without Cause or by the executive for Good Reason (as defined in the employment agreements), the executive will receive a lump sum severance amount equal to one times his base salary and target annual bonus in the case of Messrs. Corless and Bronson, one times his base salary in the case of Messrs. Sasen and Hilton, or 75% of his base salary and target annual bonus in the case of Mr. English. Severance calculations do not take into account the 5% salary reduction for fiscal year 2010. If the termination occurs after or in connection with a change in control of the Company, the executive will receive a lump sum severance amount equal to two times his base salary and target annual bonus in the case of Messrs. Corless and Bronson, 2 times his base salary in the case of Messrs. Sasen and Hilton, or 150% of his base salary and target annual bonus in the case of Mr. English.

(2)

Represents the cost of providing welfare benefit plan coverage following the executive’s termination for a period of one year in the case of Messrs. Sasen, Corless, Bronson and Hilton, or for nine months in the case of Mr. English. If the executive’s termination of employment occurs after or in connection with a change in control of the Company, the Company will provide welfare benefit plan coverage for a period of two years in the case of Messrs. Sasen, Corless, Bronson and Hilton, or 1.5 years in the case of Mr. English. The Company’s obligations to provide health and welfare benefits will be secondary to any benefits that the executive receives in the event the executive participates in another employer sponsored plan.

(3)

Employment agreements with the Named Executive Officers provide for outplacement expenses for a period of one year following termination, subject to a maximum of $30,000 in the case of Messrs. Sasen, Corless, and Bronson, or $15,000 in the case of Messrs. Hilton and English.

(4)

Reflects payout of the executive’s vested balance under the Company’s Officer Deferred Compensation Plan, which is reflected and described in the Nonqualified Deferred Compensation table. In the event the executive’s death, disability or normal retirement, or in the event of a change in control if the successor terminates the plan or the executive’s employment is terminated without cause or if the executive resigns for good reason within 24 months of the change in control, the executive will become 100% vested in his accounts, including the Company’s matching contributions, discretionary Company contributions and allocated return thereon.

(5)

Employment agreements with Messrs. Sasen and Hilton provide that if the executive’s employment is terminated by reason of his death, his estate will be entitled to a lump sum payment equal to two months base salary in the case of Mr. Sasen, or one and one-half months base salary in the case of Mr. Hilton, in addition to the accrued obligations.

(6)

Represents the fair market value of shares of restricted stock and shares underlying outstanding restricted stock units, based on the closing price of the Company’s common stock on April 2, 2010 ($23.63), which vest and convert to shares of common stock upon the specified termination event or upon the occurrence of a change in control.

(7)

Messrs. Sasen and Hilton’s employment agreements provide that if his employment is terminated for cause or if he resigns from the Company without good reason, he will be entitled to a lump sum severance payment equal to 30 days salary.

(8)

Represents the cost of providing welfare benefit plan coverage following the executive’s termination for cause or his resignation for good reason, as provided in Messrs. Sasen and Hilton’s employment agreements, for a period of 30 days.

(9)

Employment agreements with the Named Executive Officers provide for a pro rata bonus equal to the executive’s annual bonus for the year in which the termination occurs, determined at the end of the year based on actual performance results, if such termination occurs after or in connection with a change in control. Amounts shown reflect the executive’s earned bonus for fiscal year 2010.

(10)

Employment agreements with the Named Executive Officers provide that the Company will reimburse the executive for any excise taxes imposed pursuant to Section 280G and 4999 of the Internal Revenue Code and any income and excise taxes that are payable by the executive as a result of any such reimbursement (the “280G Gross-Up Payment”), provided that the net after-tax benefit to the executive is at least $50,000 as compared with the net after-tax proceeds to the executive of a “cut-back” to the extent necessary to avoid imposition of the excise tax. The calculation of the estimated 280G Gross-Up Payment is based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 6% state income tax rate.

Equity Compensation Plan Information

The Company maintains several stock incentive plans for the benefit of employees, officers, and directors. The following table summarizes the potential dilution that could occur from past and future equity grants for all plans as of April 2, 2010.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	1,141,805	(2)	$7.25	(3)	3,043,062	(4)
Equity compensation plan not approved by security holders(1)	92,651		6.07		—

Total	1,234,456		$7.05		3,043,062

(1)

The 1999 Broad-Based Employee Stock Plan is the only equity compensation plan that is not approved by shareholders. Under this plan, 2,600,000 shares of Common Stock were originally reserved for issuance to employees and consultants. Since inception of the 2006 Incentive Plan, there have been no further grants under this plan. The Compensation Committee of the Board of Directors had discretion to make grants under this plan in the form of nonqualified stock options, restricted stock, or unrestricted stock awards. The exercise price of options granted were at least the fair market value of the Common Stock on the date of grant. Unless otherwise specified by the Compensation Committee, options were fully vested and exercisable three years from the date of grant.

(2)

Includes (a) 314,559 shares of common stock issuable upon exercise of outstanding options under the Company’s 1999 Long Term Incentive Plan, with a weighted-average exercise price of $6.85; (b) 150,946 shares of common stock issuable upon exercise of outstanding options under the Company’s Amended and Restated Directors’ Stock Plan, with a weighted-average exercise price of $8.08; and (c) 676,300 share underlying unvested restricted stock units issued pursuant to the 2006 Incentive Plan, based upon maximum possible payout of the awards granted in fiscal year 2009 and 2010 and actual awards earned subsequent to fiscal year 2010 for the fiscal year 2008 grants. Amount does not include 968,252 shares of the Company’s common stock issued and outstanding pursuant to unvested restricted stock awards.

(3)	Restricted stock unit awards do not have an exercise price and therefore are not included in the calculation of the weighted-average exercise price.

(4)

Includes (a) 276,065 shares available under the 2004 Non-Employee Directors Plan and (b) 2,766,997 shares available under the 2006 Incentive Plan for issuance pursuant to awards of restricted stock, unrestricted stock, or performance awards. Amounts based upon maximum possible payout of the restricted stock unit awards granted in fiscal year 2009 and 2010 and actual restricted stock unit awards vested subsequent to fiscal year 2010 for the fiscal year 2008 grants.

Compensation Committee Interlocks and Insider Participation

The following directors served on the Compensation Committee during fiscal year 2010: Mr. Carpenter, Mr. Crowe, and Ms. Kesler. None of such persons was an officer or employee of the Company during fiscal year 2010 or at any time in the past. During fiscal year 2010, none of the members of the Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Board of Directors.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

General Information about KPMG LLP

Although shareholder ratification of the appointment of the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise, the Company is submitting the selection of KPMG LLP to the Company’s shareholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders. If the shareholders do not ratify the Audit Committee’s selection, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of the independent registered public accounting firm.

In choosing the Company’s independent registered public accounting firm, the Audit Committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the SEC rules on auditor independence, including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

KPMG LLP served as the Company’s independent registered public accounting firm for the fiscal year ended April 2, 2010 and have been selected as the independent registered public accounting firm for fiscal year ending April 1, 2011. Representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

The aggregate fees billed for professional services by KPMG LLP during fiscal years 2010 and 2009 for various services were as follows:

	2010	2009
Audit fees(1)	$868,370	$1,166,253
Audit related fees(2)	2,981	30,000
Tax service fees(3)	239,964	224,705

Total	$1,111,315	$1,420,958

(1)

Audit fees paid to KPMG LLP by the Company were principally for services rendered for the audit of the consolidated financial statements and effectiveness of internal control over financial reporting, the reviews of the Company’s quarterly financial statements, consultations on matters reflected in the consolidated financial statements, consents to, and reviews of, SEC filings, and the comfort letter issued in relation to the Company’s debt offering in fiscal year 2009.

(2)	Audit related fees paid to KPMG LLP by the Company were principally for services rendered for the audit of the Company’s benefit plan.

(3)

Tax service fees paid to KPMG LLP by the Company were principally for services rendered for all tax services other than those included in “audit” and “audit related” fees, including tax compliance, tax planning and tax advice.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. Pre-approval is generally provided for up to one year and is detailed as to the particular service or category of services and is subject to a specific budgeted amount. Management is required to seek pre-approval of services that will exceed the budget for services that are not detailed in an existing pre-approval policy. The Chairman of the Audit Committee has been delegated the authority by the Audit Committee to pre-approve certain services between regularly scheduled meetings of the Audit Committee. Management is required to report quarterly to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy, and the fees for the services performed to date. During fiscal year 2010, all services were pre-approved by the Audit Committee in accordance with this policy.

THE BOARD RECOMMENDS THAT THE COMPANY’S SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2011 FISCAL YEAR.

REPORT OF THE AUDIT COMMITTEE

The Committee has reviewed and discussed the Company’s audited financial statements and management’s annual report on internal control over financial reporting with management, which has primary responsibility for the financial statements and related internal controls. KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm for the fiscal year ended April 2, 2010, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

The Committee has discussed with KPMG the matters that are required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee has also received from KPMG the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s independence from the Company and has discussed with KPMG its independence from the Company. The Committee also concluded that KPMG’s provision of audit and non-audit services, as described above under the heading “General Information about KPMG LLP,” to the Company and its affiliates is compatible with KPMG’s independence.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 2, 2010, and selected KPMG as the independent registered public accounting firm for the Company for the fiscal year ending April 1, 2011.

This report is provided by the following independent directors, who constitute the Committee:

Charles E. Adair, Chairman

Melvin L. Hecktman

Stephen H. Rogers

RELATED PERSON TRANSACTIONS

The Corporate Governance Committee has responsibility for reviewing and approving related party transactions as set forth in its charter. Related party transactions are defined by applicable law and regulation including Item 404 of SEC Regulation S-K. To identify such transactions, we require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the executive officer or director or their family members have an interest. From time to time, the Company may have employees who are related to our executive officers or directors.

Mr. Bradley J. Hilton’s father, Mr. Herbert Hilton, and brothers, Mr. Douglas Hilton and Mr. Daniel Hilton, are employed by the Company in non-executive officer positions and were compensated $234,129, $313,943 and $257,478, respectively, during fiscal year 2010.

Mr. John F. Sasen, Sr.’s son, Mr. John F. Sasen, Jr., is employed by the Company in a non-executive officer position and was compensated $159,886 during fiscal year 2010.

The compensation and other terms of employment of these related persons were reviewed and ratified by the Corporate Governance Committee and are consistent with the Company’s policies that apply to all employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information regarding beneficial ownership of the Company’s Common Stock as of June 18, 2010 by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each director and nominee for director of the Company; (iii) each Named Executive Officer named in the Summary Compensation Table; and (iv) all directors and executive officers as a group. Unless otherwise indicated, the persons and entities named in the table below have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of Common Stock subject to options that are currently exercisable or convertible within 60 days of June 18, 2010 are deemed outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number and percentage ownership of Common Stock of such person but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of Common Stock of any other person.

	Shares Beneficially Owned
Name of Beneficial Owner(1)	Number(2)		Percent(3)
Beneficial Owners of more than 5%:
BlackRock, Inc.	4,442,932	(4)	7.8%
Columbia Wanger Asset Management LP	4,042,365	(5)	7.1%

Named Executive Officers and Directors:
Gary A. Corless	200,778		*
David M. Bronson	120,726		*
John F. Sasen, Sr.	223,810		*
Bradley J. Hilton	88,124		*
Kevin P. English	84,699		*
Delores M. Kesler	210,987		*
Charles E. Adair	57,576		*
Alvin R. Carpenter	29,639	(6)	*
Jeffrey C. Crowe	10,362		*
Steven T. Halverson	4,922	(7)	*
Melvin L. Hecktman	125,190		*
Stephen H. Rogers	42,502		*

Former Executive Officer:
David A. Smith	169,155		*

All Executive Officers and Directors as a group (18 persons)	1,476,834		2.6%

*	Beneficial ownership is less than 1% of the Company’s outstanding Common Stock.

(1)	Unless otherwise noted, the address of the beneficial owners is c/o PSS World Medical Inc., 4345 Southpoint Boulevard, Jacksonville, Florida 32216.

(2)

Included in such beneficial ownership are shares of Common Stock issuable upon: (1) the exercise of certain options exercisable immediately or within 60 days of June 18, 2010 as follows: Mr. Corless, 48,131 shares, Mr. Bronson, 15,759 shares; Mr. Sasen, 70,871 shares; Mr. Hilton, 2,381 shares; Mr. Adair, 39,320 shares; Mr. Hecktman, 36,320 shares; Ms. Kesler, 129,424 shares; and all executive officers and directors as a group, 351,549 shares and (2) the vesting of performance shares within 60 days of June 18, 2010 as follows: Mr. Corless, 39,819 shares; Mr. Bronson, 40,557 shares; Mr. Sasen, 26,300 shares; Mr. Hilton 28,759 shares; Mr. English, 28,759 shares; and all executive officers and directors as a group, 164,194 shares.

(3)	The percentage of beneficial ownership is based on shares of Common Stock outstanding as of June 18, 2010.

(4)

The business address of BlackRock, Inc is 40 East 52nd Street, New York, NY, 10022. Includes shares held by BlackRock, Inc. and its subsidiaries, including BlackRock Asset Management Japan Limited, BlackRock Advisors (UK) Limited, Black Rock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Investment Management, LLC and BlackRock International Ltd. The number of shares reported was derived from Schedule 13G filed with the SEC on January 20, 2010 by BlackRock, Inc, which reported sole voting power and sole dispositive power with respect to 4,442,932 shares.

(5)

The business address of Columbia Wanger Asset Management LP is 227 West Monroe Street Suite 3000, Chicago, IL 60606. The number of shares reported was derived from a Schedule 13G/A filed with the SEC on January 27, 2010 by Columbia Wanger Asset Management LP, which reported sole voting power with respect to 3,808,665 shares and sole dispositive power with respect to 4,042,365 shares.

(6)

Includes 9,277 deferred stock units that each represent a right to receive one share of Common Stock per unit on the earlier of (i) a future date selected by the director, or (ii) a termination of service as a director for any reason.

(7)

Includes 1,292 deferred stock units that each represent a right to receive one share of Common Stock per unit on the earlier of (i) a future date selected by the director, or (ii) a termination of service as a director for any reason.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Any proposal pursuant to Rule 14a-8 of the Exchange Act that a shareholder may desire to have included in the Company’s proxy materials for presentation at the 2011 Annual Meeting of Shareholders must be received by the Company at its executive offices on or prior to March 16, 2011. Proposals should be directed to the attention of the Corporate Secretary of the Company, PSS World Medical, Inc., 4345 Southpoint Boulevard, Jacksonville, Florida 32216. Only proper proposals under Rule 14a-8 that are timely received will be included in the proxy statement and proxy card for our 2011 Annual Meeting of Shareholders.

Shareholders intending to present business at the Company’s 2011 Annual Meeting other than pursuant to Rule 14a-8 must comply with the requirements set forth in the Company’s Bylaws. To bring business before an annual meeting, the Company’s Bylaws require, among other things, that the shareholder’s written notice thereof to the Secretary of the Company be received at the Company’s executive offices not less than 90 days nor more than 120 days prior to the anniversary of the preceding year’s Annual Meeting; provided, however, in the event the date of the Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by a shareholder must be delivered not earlier than the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or, if the date of the annual meeting is less than 100 days prior to such Annual Meeting, the tenth day following the day on which public announcement of the date of such meeting is first made. Therefore, the Company must receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 no sooner than April 26, 2011 and no later than May 26, 2011. If the notice is received before April 26, 2011 or after May 26, 2011, it will be considered untimely and the shareholder will not be entitled to present the proposal at the 2011 Annual Meeting.

Shareholders intending to propose a director candidate to be considered and voted on the Company’s 2011 Annual Meeting must comply with the requirements set forth in the Company’s Bylaws. To propose a director candidate to be considered and voted on at an Annual Meeting, the Company’s Bylaws require, among other things, that the shareholder’s written notice thereof complying with the Bylaws to the Secretary of the Company be delivered and received at the Company’s executive officers not less than 90 days nor more than 120 days prior to the anniversary of the preceding year’s Annual Meeting; provided, however, in the event the date of the Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, or in the event directors are to be elected at a special meeting, notice by a shareholder must be delivered not earlier than the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or, if the date of the annual meeting is less than 100 days prior to such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made. Therefore, the Company must receive notice of a shareholder proposal regarding a director candidate to be considered and voted on at the 2011 Annual Meeting no sooner than April 26, 2011 and no later than May 26, 2011. If the notice is received before April 26, 2011 or after May 26, 2011, it will be considered untimely and the shareholder will not be entitled to propose a director candidate to be considered at the 2011 Annual Meeting.

OTHER MATTERS

Expenses of Solicitation

The cost of soliciting proxies will be borne by the Company. In addition to the use of the mail, directors, officers or other employees of the Company may solicit proxies personally or by telephone. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers, custodians or other persons holding stock in their names or in the names of the nominees for their expenses in sending proxy materials to principals and obtaining their instructions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who beneficially own more than ten percent of the Company’s Common Stock, to file reports of ownership and changes in ownership with the SEC. Copies of those reports must also be furnished to the Company. Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company, or written representations that no annual forms (Form 5) were required, the Company believes that, during fiscal year 2010, for such persons there were no late reports, no transactions that were not reported on a timely basis, and no known failures to file a required form, except that, due to an administrative error, Mr. Weiner reported one late transaction on a Form 4 that should have been reported earlier on a Form 4.

Annual Report on Form 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended April 2, 2010, including financial statements, exhibits and any amendments thereto, as filed with the SEC may be obtained without charge upon written request to: Robert Weiner, Vice President, Investor Relations, PSS World Medical, Inc., 4345 Southpoint Boulevard, Jacksonville, Florida 32216.

Corporate Governance Information

The Company provides public access to its Code of Ethics, Corporate Governance Principals, and the charters of the Audit, Governance, and Compensation Committees via the Company’s web site at www.pssworldmedical.com. The Company intends to post amendments to or waivers from its Code of Ethics (to the extent applicable to the Company’s principal executive officer, principal financial officer, or principal accounting officer) on its web site. The Corporate Governance Committee Charter may also be obtained by writing to: PSS World Medical, Inc., Investor Relations, 4345 Southpoint Blvd., Jacksonville, Florida 32216.

Multiple Shareholders Sharing One Address

In some instances, the Company may deliver to multiple shareholders sharing a common address only one copy of this Proxy Statement and one copy of the Company’s Annual Report for the fiscal year ended April 2, 2010. If requested by phone or in writing, the Company will promptly provide a separate copy of the Proxy Statement or the Annual Report, or both, to a shareholder sharing an address with another shareholder. Requests by phone should be made to Robert Weiner at (904) 332-3000, and requests in writing should be sent to the attention of Robert Weiner, Vice President, Investor Relations, PSS World Medical, Inc., 4345 Southpoint Boulevard, Jacksonville, Florida 32216. Shareholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to the Company at the address above.

Other Business

The Board does not presently intend to bring any other matters before this Annual Meeting and, so far as is known to the Board, no matters are to be brought before this Annual Meeting other than as described in this Proxy Statement. Should any other matters properly come before this Annual Meeting, the persons named as proxies will vote in accordance with their best judgment on such matters.

PSS WORLD MEDICAL, INC.

4345 Southpoint Boulevard

Jacksonville, Florida 32216

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned, having duly received the Notice of the Annual Meeting of Shareholders and the Proxy Statement, dated July 14, 2010, hereby appoints Gary A. Corless and Joshua H. DeRienzis as proxies (together “Proxies”), each with the power to appoint his substitute, and hereby authorizes either one or both of them to represent and to vote, as designated below, all shares of Common Stock of PSS World Medical, Inc. (the “Company”) held of record by the undersigned on June 18, 2010 at the Annual Meeting of Shareholders to be held at 10:00 a.m. on Tuesday, August 24, 2010 at the Marriott Hotel Jacksonville located at 4670 Salisbury Road, Jacksonville, Florida 32256 and at any adjournments or postponements thereof. The undersigned hereby revokes any other proxy previously executed by the undersigned for the Annual Meeting of Shareholders.

1.	Election of Directors

The Board of Directors recommends you vote FOR the following proposal:

☐ FOR all nominees listed below (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Messrs. Gary A. Corless and Melvin L. Hecktman and Ms. Delores M. Kesler

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.)

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year

The Board of Directors recommends you vote FOR the following proposal:

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

Please sign exactly as name appears on this Proxy. Where shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing as a corporation, an authorized person should sign in the full corporate name. If signing as a partnership, an authorized person should sign in the full partnership name.

Dated:                     , 2010

Signature

Signature

Title(s)

If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.